Exhibit 10-AAab

Conformed Copy

[Published CUSIP Number:                             ]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 7, 2005

among

TECH DATA CORPORATION

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

THE BANK OF NOVA SCOTIA and SUNTRUST BANK,

as

Co-Documentation Agents

CITICORP USA, INC. and JPMORGAN CHASE BANK, N.A.,

as

Co-Syndication Agents

i

	ARTICLE IV.
	SECURITY

4.01	Facility Guaranty; Pledge Agreement	63
4.02	Further Assurances	64
4.03	Information Regarding Collateral	64
4.04	Intercreditor Agreement	65

	ARTICLE V.
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Amendment and Restatement	65
5.02	Conditions to all Credit Extensions	67

	ARTICLE VI.
	REPRESENTATIONS AND WARRANTIES

6.01	Existence, Qualification and Power; Compliance with Laws	68
6.02	Authorization; No Contravention	68
6.03	Governmental Authorization; Other Consents	68
6.04	Binding Effect	68
6.05	Financial Statements; No Material Adverse Effect	69
6.06	Litigation	69
6.07	No Default	69
6.08	Ownership of Property; Liens	69
6.09	Environmental Compliance	70
6.10	Insurance	70
6.11	Taxes	70
6.12	ERISA Compliance	70
6.13	Subsidiaries	71
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	71
6.15	Disclosure	71
6.16	Compliance with Laws	71
6.17	Intangible Assets	72
6.18	Tax Shelter Regulations	72
6.19	Off-Balance Sheet Liabilities	72

	ARTICLE VII.
	AFFIRMATIVE COVENANTS

7.01	Financial Statements	72
7.02	Certificates; Other Information	73
7.03	Notices	75
7.04	Payment of Obligations	75
7.05	Preservation of Existence, Etc	75

7.06	Maintenance of Properties	76
7.07	Maintenance of Insurance	76
7.08	Compliance with Laws	76
7.09	Books and Records	76
7.10	Inspection Rights	76
7.11	Use of Proceeds	77
7.12	New Subsidiaries	77
7.13	Compliance with Agreements	78
7.14	Compliance with ERISA	78
7.15	Deliveries Prior to Repurchase of Convertible Subordinated Debentures	78
7.16	Post Closing Deliveries	79
7.17	Internal Control Events	80

	ARTICLE VIII.
	NEGATIVE COVENANTS

8.01	Liens	80
8.02	Investments	82
8.03	Indebtedness	83
8.04	Fundamental Changes	84
8.05	Dispositions	85
8.06	Restricted Payments	86
8.07	Change in Nature of Business	87
8.08	Transactions with Affiliates	87
8.09	Burdensome Agreements	87
8.10	Use of Proceeds	87
8.11	Lease Obligations	87
8.12	Acquisitions	88
8.13	Financial Covenants	88
8.14	Prohibition on Prepayment of Debt	89
8.15	Guarantees	90
8.16	Off-Balance Sheet Liabilities	90

	ARTICLE IX.
	EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	90
9.02	Remedies Upon Event of Default	92
9.03	Application of Funds	93

	ARTICLE X.
	ADMINISTRATIVE AGENT

10.01	Appointment and Authority	94
10.02	Rights as a Lender	94
10.03	Exculpatory Provisions	94

10.04	Reliance by Administrative Agent	95
10.05	Delegation of Duties	96
10.06	Resignation of Administrative Agent	96
10.07	Non-Reliance on Administrative Agent and Other Lenders	97
10.08	No Other Duties, Etc	97
10.09	Administrative Agent May File Proofs of Claim	97
10.10	Collateral and Guaranty Matters	98

	ARTICLE XI.
	MISCELLANEOUS

11.01	Amendments, Etc	100
11.02	Notices; Effectiveness; Electronic Communication	101
11.03	No Waiver; Cumulative Remedies	103
11.04	Expenses; Indemnity; Damage Waiver	103
11.05	Payments Set Aside	105
11.06	Successors and Assigns	105
11.07	Treatment of Certain Information; Confidentiality	109
11.08	Right of Setoff	109
11.09	Interest Rate Limitation	110
11.10	Counterparts; Integration; Effectiveness	110
11.11	Survival of Representations and Warranties	110
11.12	Severability	111
11.13	Replacement of Lenders	111
11.14	Governing Law; Jurisdiction; Etc	111
11.15	Waiver of Jury Trial	112
11.16	USA PATRIOT Act Notice	113
11.17	Judgment Currency	113

SCHEDULES

1.02-A	Existing Letters of Credit
1.02-B	Mandatory Cost Rate
1.02-C	Alternative Currencies
2.01	Commitments and Pro Rata Shares
4.03	Information Regarding Collateral
6.13	Subsidiaries and Other Equity Investments
6.19	Off-Balance Sheet Liabilities
8.01	Existing Liens
8.02	Investments
8.02(a)	Loans to Foreign Subsidiaries
8.02(b)	Investments in Foreign Subsidiaries
8.03	Existing Indebtedness
8.15	Existing Guarantees
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Facility Guaranty
G	Domestic and Foreign Opinions
H	Intercreditor Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 7, 2005, among TECH DATA CORPORATION, a Florida corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower, the Lenders party thereto and the Administrative Agent entered into a Credit Agreement dated as of May 8, 2000, as amended by an Amended and Restated Credit Agreement dated as of May 2, 2003, and as further amended prior to the date hereof (the “Existing Credit Agreement”), pursuant to which the Lenders have made available to the Borrower a multicurrency revolving credit facility including a letter of credit subfacility and swing line subfacility; and

WHEREAS, the Borrower has requested the Lenders and the Administrative Agent to further amend and restate the Existing Credit Agreement as described herein;

NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby amend and restate the Existing Credit Agreement and agree as follows:

ARTICLE I.

ASSIGNMENTS, RESTATEMENTS, DEFINITIONS AND ACCOUNTING TERMS

1.01 Assignments; Amendment and Restatement. In order to facilitate the amendment and restatement contemplated by this Agreement and otherwise to effectuate the desires of the Borrower, the Administrative Agent and the Lenders:

(a) as of the end of the day on March 6, 2005, the allocation of Commitments of the Lenders under the Existing Credit Agreement was as follows:

Lender	Commitment	Pro Rata Share
ABN AMRO Bank N.V.	$25,000,000	10.000000000%
Bank of America, N.A.	$38,000,000	15.200000000%
Scotiabank, Inc.	$11,000,000	4.400000000%
Bank One, NA, Illinois Branch	$25,000,000	10.000000000%
Bayerische Hypo-und Vereinsbank AG	$11,000,000	4.400000000%
BNP Paribas	$17,500,000	7.000000000%
Citicorp USA, Inc.	$25,000,000	10.000000000%
Deutsche Bank AG	$17,500,000	7.000000000%
Key Corporate Capital Inc.	$17,500,000	7.000000000%
Natexis Banques Populaires	$9,000,000	3.600000000%
SunTrust Bank	$25,000,000	10.000000000%
U.S. Bank, National Association	$11,000,000	4.400000000%
Wachovia Bank, N.A.	$17,500,000	7.000000000%

	$250,000,000.00	100.000000000%

(b) simultaneously with the Closing Date, but immediately prior to giving effect to Section 1.01(e), those Lenders party to the Existing Credit Agreement whose Commitment is being terminated or decreased shall be deemed to have assigned, without recourse, to Lenders increasing their Commitment such portion of the terminating or decreasing Lender’s Loans and Pro Rata Shares of Outstanding Amounts of L/C Obligations and Swing Line Loans as shall be necessary to effectuate the adjustments in Commitments, Loans and Pro Rata Shares, with the resulting Commitment allocations on the Closing Date being as set forth in Schedule 2.01 hereto, with respective Outstanding Amounts of Committed Loans and Pro Rata Shares of the Outstanding Amounts of L/C Obligations and Swing Line Loan as registered by the Administrative Agent pursuant to the administration of the Credit Agreement.

(c) The parties hereby consent to all reallocations and assignments of Commitments and Outstanding Amounts effected pursuant to Sections 1.01(b) and 1.01(c) and subject to Article V hereof, waive any requirement for any other document or instrument, including any Assignment and Assumption under the Existing Credit Facility or Assignment and Assumption hereunder, necessary to give effect to any reallocation or assignment, which shall be deemed effective as if such reallocation or assignment were evidenced by applicable Assignments and Assumptions under the Existing Credit Agreement or Assignments and Assumptions hereunder. On the Closing Date the Lenders shall make full cash settlement with each other (and with the Lenders under the Existing Credit Agreement whose Commitments are being terminated) either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments and reallocations in Commitments as reflected in this Section 1.01 such that after giving effect to such settlements each Lender’s Pro Rata Share of the Aggregate Commitments equals (with customary rounding) its Pro Rata Share of (a) the Outstanding Amount of all Committed Loans, (b) the Outstanding Amount of all L/C Obligations, and (c) the Outstanding Amount of all Swing Line Loans.

(d) The Borrower, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the Agent and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(e) Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 1.01, and of any related “Loan Document” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by the Borrower or any other Person under the Existing Credit Agreement and other Existing Loan Documents shall continue as obligations hereunder and thereunder and shall be and remain secured by the Pledge Agreement and (ii) this Agreement is given as a substitution of the Existing Credit Agreement, and not as a payment of the indebtedness, liabilities and obligations of the Borrower under the Existing Credit Agreement or any Existing Loan Document and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Existing Loan Documents or any obligations thereunder. Except as otherwise selected by the Borrower by delivery of the required notice prior to the Closing Date in accordance with the terms hereof, upon the effectiveness of this Agreement all loans outstanding and owing by the Borrower under the Existing Credit Agreement as of the Closing Date, shall constitute Loans hereunder accruing interest with respect to the Base Rate Loans under the Existing Credit Agreement, at the Base Rate hereunder. The parties hereto agree that the Interest Periods for all Eurocurrency Rate Loans outstanding under the Existing Credit Agreement on the Closing Date shall be terminated, the Borrower shall pay (on the Closing Date) all accrued interest with respect to such Loans, together with any additional amounts required by Section 4.05 of the Existing Credit Agreement or Section 3.05 of this Agreement, and the Borrower shall furnish to the Administrative Agent interest rate selection notices for existing Loans and borrowing notices for additional Loans as may be required in connection with the allocation of Loans among Lenders in accordance with their Pro Rata Shares.

1.02 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Administrative Agent” means (i) Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent and (ii) Bank of America, N.A., in its capacity as Collateral Agent under the Pledge Agreement or any other Loan Document, or any successor collateral agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Party” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Alternative Currency” means each currency listed on Schedule 1.02-C, and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and which is approved by all the Lenders in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Amendment to Intercreditor Agreement” means the Amendment No. 3 to Intercreditor Agreement dated as of the date hereof among the Administrative Agent, SunTrust Bank, as administrative agent for the lenders under the SunTrust Synthetic Lease Facility, the SunTrust Synthetic Lease Lessor and the Collateral Agent, and consented to by the Borrower and certain Subsidiaries.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings of both S&P and Moody’s as set forth below:

		Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurocurrency Rate	Letter of Credit Fee	Base Rate
1	BBB+/Baa1 or higher	0.150%	0.600%	0.600%	0.0%
2	BBB/Baa2	0.175%	0.700%	0.700%	0.0%
3	BBB-/Baa3	0.200%	0.800%	0.800%	0.0%
4	BB+/Ba1	0.250%	1.000%	1.000%	0.250%
5	Lower than BB+/Ba1	0.300%	1.200%	1.200%	0.500%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest).

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 7.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local times in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date:

(a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease; and

(c) in respect of any asset securitization transaction of any Person, (i) the actual amount of any unrecovered investment of purchasers or transferees of assets so transferred, plus (ii) in the case of any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation described in clause (a)(ii) of the definition of “Off-Balance Sheet Liabilities,” the capitalized amount of such obligation that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such sale or transfer or assets were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“BBA LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Brazilian and Peruvian Pledges” has the meaning specified in Section 7.16(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Convertible Subordinated Debentures” means the up to $290,000,000 2% Convertible Subordinated Debentures due 2021, issued pursuant to the Tech Data 2004 Cash Indenture; provided that the aggregate outstanding principal amount of the Cash Convertible Subordinated Debentures and the Convertible Subordinated Debentures shall not exceed $290,000,000 at any time.

“Cash Debenture Put Option” means the option of any holder of Cash Convertible Subordinated Debentures to require the Borrower to repurchase such debentures in accordance with the terms of the Tech Data 2004 Cash Indenture.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 5.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Collateral Agent, the Administrative Agent or any Lender is granted a Lien under the Pledge Agreement (including the Pledge Joinder Agreements and the Pledge Agreement Supplements) as security for all or any portion of the Obligations or any other obligation arising under any Loan Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount (at any one time outstanding) for which the Dollar Equivalent amount does not exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Debt-to-Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Total Capitalization as of such date.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and asset securitization transactions, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. “Consolidated Funded Indebtedness” of a Person shall not include any true sale by such Person of accounts receivable, as determined in accordance with GAAP, which sale is not, and is not made in connection with, a Synthetic Lease Obligation or an asset securitization transaction.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means the gross revenues of Borrower and its Subsidiaries less all operating and non-operating expenses of Borrower and its Subsidiaries, including taxes on income, plus or minus minority interest of a Person, but excluding as income: (i) gains or losses on the sale, conversion or other disposition of capital assets, (ii) gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of Borrower or any Subsidiary, (iii) gains or losses on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, (v) any gain or loss arising by reason of any foreign exchange transaction adjustment, and (vi) any other gain or loss or credit of an extraordinary nature as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the goodwill of the Borrower and its Subsidiaries on that date.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of Consolidated Funded Indebtedness plus Shareholders’ Equity.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Subordinated Debentures” means the up to $290,000,000 2% Convertible Subordinated Debentures due 2021, issued pursuant to the Tech Data Indenture, provided that the aggregate outstanding principal amount of the Convertible Subordinated Debentures and the Cash Convertible Subordinated Debentures shall not exceed $290,000,000 at any time.

“Cost of Acquisition” means the sum of (a) the fair market value, as of the date of entering into any agreement to acquire any Person, of the assets and/or capital stock or warrant or option to be transferred in connection therewith, (b) the amount of cash and the face amount of any debt instrument given as consideration and (c) any Indebtedness assumed (or taken subject to) by Borrower or its Subsidiaries in connection with such Acquisition.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debenture Put Option” means the option of any holder of Convertible Subordinated Debentures to require the Borrower to repurchase such debentures in accordance with the terms of the Tech Data Indenture.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and provided, further, that with respect to Letter of Credit fees, the Default Rate shall be a rate equal to the Applicable Rate (for Letter of Credit fees) plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means a Subsidiary (a) that is not a Domestic Subsidiary and (b) a majority of the shares or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) of such Subsidiary are at the time beneficially owned, or the management of such Subsidiary is otherwise controlled, directly by Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” has the meaning set forth in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve
Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the British Banker’s Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

(b) If such rate referenced in the preceding clause (a) is not available at such time for any reason, then the “Eurocurrency Base Rate”) for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” has the meaning set forth in the definition of Eurocurrency Rate.

“European Subsidiary” means a Subsidiary organized under the laws of any European country.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Dividends and Stock Repurchases” has the meaning specified in Section 8.13(d)(i).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

“Existing Letters of Credit” means, collectively, the letters of credit described on Schedule 1.02-A.

“Existing Loan Documents” has the meaning specified in Section 1.01.

“Facility Guaranty” means, individually or collectively as the context may require, (a) the Second Amended and Restated Guaranty Agreement dated as of the date hereof among the Guarantors and the Administrative Agent, (b) any other guaranty agreement executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12, in each case as supplemented from time to time by the execution and delivery of Guaranty Joinder Agreements pursuant to the Facility Guaranty.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated February 4, 2005, among the Borrower, the Administrative Agent and the Arranger.

“Foreign Government” means the national government of a country other than the United States of America.

“Foreign Investment Schedule Date” has the meaning specified in Section 8.02(l).

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Trade Receivables Purchase Documents” shall mean, collectively, the contracts establishing the Foreign Trade Receivables Purchase Facilities.

“Foreign Trade Receivables Purchase Facilities” means, collectively, the Foreign Trade Receivables Securitization Facilities and the Foreign Trade Receivables Transfer Facilities; provided that the aggregate principal amount of the accounts receivable that are sold or assigned under all Foreign Trade Receivables Purchase facilities shall not exceed the equivalent of EUR 500,000,000, based on the prevailing spot rate of exchange for the currencies in which such accounts receivable are denominated as of the date of determination.

“Foreign Trade Receivables Securitization Facilities” means, collectively, one or more facilities each of which provides for limited recourse sales and assignments of accounts receivable of a Foreign Subsidiary to a Special Purpose Entity (or to Global Finance for further sale to a Special Purpose Entity), in connection with the issuance of obligations by such Special Purpose Entity secured by such accounts receivable, which sales and assignments of accounts receivable shall be on such terms, the proceeds of the issuance of which obligations shall be made available to such Foreign Subsidiary on such rates of advance, and the obligations issued by such Special Purpose Entity shall be in such amount or amounts, bear such rate or rates of interest, and be subject to such other terms and conditions, all as shall be reasonably acceptable to the Administrative Agent; provided that each such facility shall constitute an asset securitization transaction.

“Foreign Trade Receivables Transfer Facilities” means, collectively, one or more arrangements each of which provides for sales, transfers or assignments of accounts receivable of a Foreign Subsidiary to a third party purchaser, transferee or assignee (each a “Transferee”) (or to Global Finance for a further sale to a Transferee) at a discount, which Transferee shall be reasonably acceptable to the Administrative Agent and which sales, transfers and assignments shall be on such terms and conditions (including such purchase prices and discount rates for the accounts receivable) as shall be reasonably acceptable to the Administrative Agent; provided, however, that such approval of the Transferee and the terms and conditions of such arrangements by the Administrative Agent shall not be required for Foreign Trade Receivables Transfer Facilities in which the respective accounts receivable are sold, transferred or assigned to the respective Transferee at a discount of no more than 5% from the then outstanding amount of such accounts receivable as of the date of such sale, transfer or assignment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Counsel” has the meaning specified in Section 5.01(a)(v).

“Global Finance” means Tech Data Global Finance L.P., a Cayman Islands exempted limited partnership.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” has the meaning specified in Section 4.03.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, all Significant Subsidiaries that are Domestic Subsidiaries of the Borrower (excluding Tech Data Finance SPV, Inc. or any Domestic Subsidiary that is a Special Purpose Finance Subsidiary).

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form attached to the Facility Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to the Facility Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.02(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

The term “Indebtedness” shall not include payroll indebtedness, or trade indebtedness or Guarantee thereof incurred in the ordinary course of business (including trade indebtedness through financial intermediaries) provided such trade indebtedness has a maturity of less than one year, capital stock, surplus and retained earnings, minority interests in the stock of Subsidiaries, other operating lease obligations, reserves for deferred taxes or investment credits, or deferred compensation obligations.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercreditor Agreement” means one or more Intercreditor Agreements substantially in the form of Exhibit H among the Borrower, the Administrative Agent, certain Lenders, certain SunTrust Synthetic Lease Creditors and agents for Senior Parity Debt Holders or Senior Parity Debt Holders, all as provided for in Section 4.04.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each February, May, August and November and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or two weeks, or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves members of the management (including Responsible Officers, other senior managers and managers who oversee business units) of the Borrower or any Subsidiary which fraud has a material effect on, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Internal Control Event Notice” has the meaning specified in Section 7.17.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

The term “Investment” shall not include Guarantees of trade indebtedness of Subsidiaries incurred in the ordinary course of business (including trade indebtedness through financial intermediaries) provided such trade indebtedness has a maturity of less than one year.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $125,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Swing Line Loans and Limited Letters of Credit” means, as of any date of determination, Swing Line Loans in an aggregate Outstanding Amount of not more than $50,000,000 and undrawn Letters of Credit in an aggregate amount of not more than $10,000,000.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Facility Guaranty, the Pledge Agreement, and the Intercreditor Agreement (including the Amendment to Intercreditor Agreement).

“Loan Parties” means, collectively, the Borrower, each Guarantor and each Subsidiary that is party to a Pledge Agreement.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.02-B.

“Mandatory Cost Reference Lender” means Bank of America.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means March 7, 2010, or if such day is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a Contractual Obligation that restricts Liens on property.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Subsidiary Special Purpose Entity” means any Person, other than the Borrower or any Subsidiary, created solely for the purposes of, and whose sole activity shall consist of, acquiring and financing accounts receivable of any Foreign Subsidiaries pursuant to a Foreign Trade Receivables Securitization Facility or a Foreign Trade Receivables Transfer Facility, as the case may be.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (or any Qualifying Swap Contract) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other “off-balance sheet arrangement” as defined in (i) Item 303, part (a)(4) of Regulation S-K of the SEC, or (ii) any successor regulation of the SEC defining “off-balance sheet arrangement.”

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.07(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Facility Transferee” has the meaning specified in the definition of Permitted Receivables Purchase Facilities.

“Permitted Receivables Purchase Facilities” means, collectively, one or more arrangements each of which provides for sales, transfers or assignments of accounts receivable of the Borrower or any of its Domestic Subsidiaries to a third party purchaser, transferee or assignee (each, a “Permitted Facility Transferee”), at a discount of no more than 5% from the then outstanding amount of such accounts receivable as of the date of such sale, transfer or assignment of such accounts receivable to the respective Permitted Facility Transferee and which sales, transfers and assignments shall be on such terms and conditions as shall be reasonable and customary for such transactions; provided, however, that (a) the Indebtedness under such arrangements and other payment obligations with respect thereto are nonrecourse to the Borrower and its Subsidiaries, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or obligations or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so sold, transferred or assigned and (b) such sales, transfers and assignments do not result in the creation of any Lien on the assets of the Borrower or any Subsidiary, other than Liens on the accounts receivable so sold, transferred or assigned.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means, individually or collectively as the context may require: (a) that certain Securities Pledge Agreement dated as of April 23, 2003 among the Borrower, Tech Data Finance Partner, Inc. and the Collateral Agent and (b) any other pledge agreement executed and delivered by the Borrower, any Subsidiary or any other Person to the Collateral Agent pursuant to Section 7.12, in each case as supplemented from time to time by the execution and delivery of Pledge Agreement Supplements or Pledge Joinder Agreements pursuant to the terms of the Pledge Agreement, provided that, until the Administrative Agent receives an amendment to the SunTrust Synthetic Lease Facility which satisfies the requirements of Section 7.16(a), “Pledge Agreement” shall also include that certain Pledge Agreement dated as of May 8, 2000 among the Borrower, Tech Data Latin America, Inc. and Bank of America, as Lender and as administrative agent (relating to Pledged Interests in TD Brasil Ltda), and that certain Pledge and

Security Agreement dated as of May 8, 2000 by and among the Borrower, Tech Data Latin America, Inc. and the Collateral Agent (relating to Pledged Interests in Tech Data Peru S.A.C.).

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” means, with respect to each Direct Foreign Subsidiary that is a Significant Subsidiary, (a) 65% of Subsidiary Securities having voting power (or, if less than 65% of such Subsidiary Securities is owned by the pledgor, 100% of the amount owned), and (b) 100% of the other Subsidiary Securities of such Direct Foreign Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by Borrower, a Subsidiary or any other Person to the Administrative Agent pursuant to the Pledge Agreement.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Qualifying Swap Contract” means one or more Swap Contracts between the Borrower and a Lender or any Affiliate of a Lender and not prohibited by the terms hereof with respect to Indebtedness evidenced by the Notes.

“Register” has the meaning set forth in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remediation Period” has the meaning specified in Section 7.17.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Foreign Loans” has the meaning specified in Section 8.02(l).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning specified in Section 4.02.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Parity Debt” means (a) Indebtedness described in subsection (a) of the definition of Indebtedness issued by Borrower (including a guaranty of such Indebtedness by a Domestic Subsidiary which is a Significant Subsidiary) in connection with a private placement or public offering of debt securities or (b) Indebtedness arising under a Successor Tech Data Synthetic Lease Facility; provided that, in the case of clause (a) or (b) above, all of the following conditions shall be satisfied:

(i) the instruments and agreements evidencing such Indebtedness, and any agreement under which such Indebtedness is created, (A) shall provide that the right to payment of the holders or owners of Senior Parity Debt (including any trustee or agent acting on behalf of such holders or owners, collectively “Senior Parity Debt Holders”) shall rank pari passu in all respects with the rights of the Lenders and Administrative Agent with respect to the Obligations on terms reasonably acceptable to Administrative Agent, (B) shall provide for no Lien in favor of the Senior Parity Debt Holder other than those granted in favor of the Lenders, the Collateral Agent and the Administrative Agent (except that the Indebtedness under a Successor Tech Data Synthetic Lease Facility may also be secured by a Lien on the property financed by such facility), and (C) shall not contain covenants more restrictive than those contained in the Loan Documents;

(ii) both immediately prior to and immediately after giving effect to the issuance of such Indebtedness, there shall not have occurred and be continuing any Default;

(iii) Borrower shall furnish to Administrative Agent, not later than the earliest date of delivery thereof to any actual or prospective Senior Parity Debt Holder, copies of (A) all preliminary placement memoranda and final placement memoranda relating to such Indebtedness and (B) copies of (1) all term sheets relating to such Indebtedness and (2) all documents and agreements under which such Indebtedness is to be created or governed; and

(iv) not later than ten (10) days prior to the issuance of such Indebtedness, Borrower shall deliver to Administrative Agent a Compliance Certificate, executed by a Responsible Officer and containing calculations giving historical pro forma effect to the issuance of such Indebtedness as of and for the prior four fiscal quarters ending at the end of the most recent fiscal quarter of Borrower preceding the date of such issuance (assuming for such purpose that the initial rate or rates of interest provided for therein (and giving effect to any increase in rates of interest therein provided) remained in effect for such four fiscal quarters), which Compliance Certificate shall demonstrate that the issuance of such Indebtedness does not cause, create or result in a Default on a historical pro forma basis.

“Senior Parity Debt Holders” has the meaning set forth in the definition of Senior Parity Debt.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Subsidiary” means any Subsidiary which has total assets (on a consolidated basis with its Subsidiaries) of more than 5% of the total assets of the Borrower (on a consolidated basis with the Borrower’s Subsidiaries), provided that, until the Administrative Agent receives an amendment to the SunTrust Synthetic Lease Facility which satisfies the requirements of Section 7.16(a), “Significant Subsidiary” shall mean any Subsidiary which has either (a) total assets (including interests in Subsidiaries) of more than $25,000,000 or (b) total revenues (on a consolidated basis with its Subsidiaries) of more than $25,000,000 during any four fiscal quarter period; provided, however, “Significant Subsidiary” shall not include Tech Data Finance SPV, Inc. or any Special Purpose Finance Subsidiary.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time and is located in North America or Europe.

“Special Purpose Entity” means a Special Purpose Finance Subsidiary or a Non-Subsidiary Special Purpose Entity.

“Special Purpose Finance Subsidiary” means any Subsidiary of the Borrower created solely for the purposes of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Borrower and its Subsidiaries pursuant to a Foreign Trade Receivables Securitization Facility, a Permitted Receivables Purchase Facility, a Trade Receivables Purchase Facility or a U.S. Customer Trade Receivables Purchase Facility, as the case may be.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means Consolidated Funded Indebtedness which is subordinated to the Obligations on terms acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Successor Tech Data Synthetic Lease Facility” means any synthetic lease facility which satisfies all of the following requirements: such facility (i) refinances some or all of the same properties of the Borrower as the SunTrust Synthetic Lease Operative Agreements, (ii) has paid off and satisfied obligations under the SunTrust Synthetic Lease Facility attributable to the properties so refinanced, (iii) has terms no more onerous to the Borrower or any Subsidiary (and no less favorable to the Administrative Agent or any Lender), and imposes no greater obligations on the Borrower or any Subsidiary, than the SunTrust Synthetic Lease Operative Agreements, except that the rates of interest, yield and fees under such facility may be increased or decreased in accordance with then applicable market conditions, (iv) imposes no Liens on any property other than properties refinanced by such facility which properties are subject to Liens under the SunTrust Synthetic Lease Facility on the date hereof, and (v) constitutes Synthetic Lease Obligations with an Attributable Indebtedness of not more than the fair market value of the properties so refinanced; provided further that unless such facility constitutes Senior Parity Debt, no Subsidiary may provide a Guarantee with respect to such facility and no Pledged Interests of any Foreign Subsidiary may secure such facility.

“SunTrust Synthetic Lease Creditors” means, collectively, (a) the Agent (as defined in the SunTrust Synthetic Lease Participation Agreement) and (b) the Financing Parties (as defined in the SunTrust Synthetic Lease Participation Agreement).

“SunTrust Synthetic Lease Facility” means the Synthetic Lease Obligations arising under any of the SunTrust Synthetic Lease Operative Agreements.

“SunTrust Synthetic Lease Lessor” means SunTrust Equity Funding, LLC or its successors or assigns, provided that such successor or assign shall not include the Borrower, or any of its Subsidiaries or Affiliates.

“SunTrust Synthetic Lease Operative Agreements” means, collectively, (a) the Second Amended and Restated Lease Agreement dated as of July 31, 2003, between the Borrower, as lessee, and the SunTrust Synthetic Lease Lessor, (b) the SunTrust Synthetic Lease Participation Agreement, and (c) the other Operative Agreements (as defined in the SunTrust Synthetic Lease Participation Agreement), and any amendments and modifications to each of the above, provided that after giving effect to such amendments or modifications, the SunTrust Synthetic Lease Facility continues to meet the requirements set forth in clauses (iii)-(v) of the definition of “Successor Tech Data Synthetic Lease Facility.”

“SunTrust Synthetic Lease Participation Agreement” means the Second Amended and Restated Participation Agreement dated as of July 31, 2003, among the Borrower, as lessee, the SunTrust Synthetic Lease Lessor, the lenders party thereto, and SunTrust Bank, as arranger and administrative agent, and any amendments or modifications, provided that after giving effect to such amendments or modifications, the SunTrust Synthetic Lease Facility continues to meet the requirements set forth in clauses (iii)-(v) of the definition of “Successor Tech Data Synthetic Lease Facility.”

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tech Data 2004 Cash Indenture” means the Indenture executed December 14, 2004 between the Borrower and JP Morgan Trust Company, N.A., as trustee, which indenture is substantially similar to the Tech Data Indenture.

“Tech Data Indenture” means the Indenture dated as of December 10, 2001 between the Borrower and Bank One Trust Company, N.A., as trustee.

“Threshold Amount” means $30,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Receivables Purchase Facility” means, collectively, (a) the facility created for the benefit of Tech Data Finance SPV, Inc. and the Borrower pursuant to the Transfer and Administration Agreement, and (b) any successor trade receivables purchase facility which satisfies all of the following requirements: such facility (i) refinances and replaces all or part of the facility described in clause (a) of this definition (the “Initial Trade Receivables Purchase Facility”), (ii) constitutes either (x) an asset securitization transaction or (y) one or more arrangements each of which provides for sales, transfers or assignments of accounts receivable of the Borrower or any Domestic Subsidiary to a third party purchaser, transferee or assignee (the “Trade Receivables Facility Transferee”) at a discount of no more than 5% from the then outstanding amount of such accounts receivable as of the date of such sale, transfer or assignment of such accounts receivable to the respective Trade Receivables Facility Transferee, and which sales, transfers and assignments shall be otherwise on such terms and conditions as shall be reasonable and customary for such transactions; provided, however, that (1) the Indebtedness under such arrangements and other payment obligations with respect thereto are nonrecourse to the Borrower and its Subsidiaries, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or obligations or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so sold, transferred or assigned and (2) such sales, transfers and assignments do not result in the creation of any Lien on the assets of the Borrower or any Subsidiary, other than Liens on the accounts receivable so sold, transferred or assigned.

“Transfer and Administration Agreement” means the Transfer and Administration Agreement dated as of May 19, 2000 among Borrower, Tech Data Finance SPV, Inc., the Bank Investors parties thereto, Receivables Capital Corporation, and Bank of America, as administrative agent, as amended, modified, supplemented or amended and restated from time to time, providing for the purchase of Receivables (as defined therein) of the Borrower by Tech Data Finance SPV, Inc. or a Special Purpose Finance Subsidiary.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“U.S. Customer” means a customer of the Borrower or any of its Domestic Subsidiaries, which customer is approved by the Administrative Agent.

“U.S. Customer Trade Receivables” means trade accounts receivable owed by the U.S. Customer to the Borrower or any of its Domestic Subsidiaries.

“U.S. Customer Trade Receivables Purchase Facility” means, collectively, one or more arrangements each of which provides for sales, transfers or assignments of U.S. Customer Trade Receivables of the Borrower or any of its Domestic Subsidiaries to a Special Purpose Finance Subsidiary or to a third party purchaser, transferee or assignee (a “U.S. Customer Receivables Facility Transferee”), at a discount of no more than 5% from the then outstanding amount of such trade accounts receivable as of the date of such sale, transfer or assignment of such trade accounts receivable to such Special Purpose Finance Subsidiary or U.S. Customer Receivables Facility Transferee, as the case may be, and which sales, transfers and assignments shall be on such terms and conditions as shall be reasonable and customary for such transactions; provided, however, that (a) the Indebtedness under such arrangements and other payment obligations with respect thereto are nonrecourse to the Borrower and its Subsidiaries, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or obligations or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so sold, transferred or assigned and (b) such sales, transfers and assignments do not result in the creation of any Lien on the assets of the Borrower or any Subsidiary, as the case may be, other than Liens on the trade accounts receivable so sold, transferred or assigned; and provided further that the amount of the accounts receivable sold, transferred or assigned pursuant to such arrangements shall not exceed $400,000,000 in the aggregate.

1.03 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.04 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this

Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

1.07 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, repay, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or extend. Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed

Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv) Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively, “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each February, May, August and November, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each February, May, August and November in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan or shall bear interest at such other rate mutually agreeable to the Swing Line Lender and the Borrower. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing

Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed an amount equal to the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to the Borrower outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate or (B) such other rate mutually agreeable to the Swing Line Lender and the Borrower.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each February, May, August and November, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable

Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and

Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

SECURITY

4.01 Facility Guaranty; Pledge Agreement.

(a) As security for the full and timely payment and performance of all Obligations, Borrower shall on or before the Closing Date do or cause to be done all things necessary to cause each Domestic Subsidiary that is a Significant Subsidiary (other than Tech Data Finance SPV or a Special Purpose Finance Subsidiary) to execute and deliver to Administrative Agent for the benefit of the Lenders a Facility Guaranty and shall further cause each Person who thereafter becomes a Domestic Subsidiary that is a Significant Subsidiary to do all those things required by Section 7.13 hereof.

(b) As security for the full and timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, all obligations of Guarantors under the Facility Guaranty, Borrower shall, and shall cause each Domestic Subsidiary to, on or before the Closing Date deliver to Collateral Agent, the Pledge Agreement which shall pledge to Collateral Agent for the benefit of the Secured Parties, the Pledged Interests in each Direct Foreign Subsidiary that is a Significant Subsidiary as are owned by Borrower or any Domestic Subsidiary and shall take such further action and deliver or cause to be delivered such further documents as required by the Pledge Agreement or otherwise as Collateral Agent may reasonably request to effect the transactions contemplated by this Article IV.

4.02 Further Assurances. At the request of the Collateral Agent or the Administrative Agent from time to time, the Borrower will or will cause all other Loan Parties, as the case may be, to execute, by their respective Responsible Officers, alone or with the Collateral Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Collateral Agent or the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the Liens in Collateral (and the perfection and priority thereof) of the Collateral Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or any other Loan Party after the Closing Date and all Collateral moved to or from time to time located at locations owned by third parties, including without limitation all leased locations, bailees, warehousemen and third party processors. The Collateral Agent is hereby irrevocably authorized to execute and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower or any Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Collateral Agent as “secured party”, and continuations thereof and amendments thereto, as the Collateral Agent reasonably deems necessary or advisable to give effect to the transactions contemplated by this Article IV and by the Pledge Agreement.

4.03 Information Regarding Collateral. The Borrower represents and warrants as of the Closing Date and covenants that: (i) each exact legal name, type of organization, jurisdiction of formation and chief executive office of the Borrower and each other Person providing Collateral pursuant to the Pledge Agreement (each, a “Grantor”) at the Closing Date, (ii) the exact organizational identification number of each Grantor at the Closing Date, (iii) each exact legal name, type of organization, jurisdiction of formation, and chief executive office of each Direct Foreign Subsidiary that is a Significant Subsidiary at the Closing Date, and (iv) each exact legal name of each Person owning Subsidiary Securities of any such Direct Foreign Subsidiaries and the number and class of any such Subsidiary Securities owned by such Person, are specified on Schedule 4.03.

The Borrower further covenants that it shall not change, and shall not permit any other Grantor or any Direct Foreign Subsidiary that is a Significant Subsidiary to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office, except upon giving written notice (prior to or immediately following such change) to the Administrative Agent and the Collateral Agent and (prior to such change or, if permitted by applicable Law, simultaneously with such change) taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be required by applicable Law to maintain the perfection of the Lien of the Collateral Agent in all Collateral. Without limiting the generality of the foregoing, the Borrower covenants that it shall, and shall cause each Grantor to, (prior to such change or, if later, immediately upon request) take all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Collateral Agent or the Administrative Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral.

4.04 Intercreditor Agreement. Notwithstanding anything to the contrary herein or in the Pledge Agreement, in the event that Borrower or any Subsidiary shall issue any Senior Parity Debt or is a party to the SunTrust Synthetic Lease Facility, each of Administrative Agent and Collateral Agent is authorized, without the consent of the Lenders, to enter into one or more intercreditor agreements or other similar arrangements with the Senior Parity Debt Holders and any SunTrust Synthetic Lease Creditors in order to effectuate pari passu status as to the Facility Guaranties of (and proceeds of Collateral securing) the Obligations, such Senior Parity Debt, and obligations under the SunTrust Synthetic Lease Facility, provided that such pari passu status shall not apply to the property financed by the SunTrust Synthetic Lease Facility or any Successor Tech Data Synthetic Lease Facility (which property shall secure only such facility). At the election of the Borrower, Senior Parity Debt may either (i) benefit from a guaranty of payment by Domestic Subsidiaries that are Significant Subsidiaries, or (ii) have the benefit of a pledge of the Pledged Interests in Direct Foreign Subsidiaries that are Significant Subsidiaries, or (iii) both of the foregoing. Administrative Agent and Collateral Agent shall take all such further actions as are necessary to effectuate the transactions contemplated by this Section 4.04, all at the sole expense of Borrower.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Amendment and Restatement. The effectiveness of this Agreement as an amendment and restatement of the Existing Credit Agreement is subject to the conditions precedent that:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Facility Guaranty and the Amendment to Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including certified copies of such Loan Parties’ Organization Documents, certificates of good standing and/or qualification to engage in business;

(v) a favorable opinion of each of David Vetter, General Counsel of the Borrower (the “General Counsel”), as to matters of Florida and United States Law, and Cayman counsel, as to the Laws of their respective jurisdictions, in each case as counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G;

(vi) a certificate of a Responsible Officer or Secretary of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(viii) one or more insurance certificates addressed to the Administrative Agent, demonstrating that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) a Compliance Certificate signed by a Responsible Officer of the Borrower, demonstrating that the Borrower is in compliance with the covenants set forth in Section 8.13, which certificate (for purposes of this Section 5.01(a)(ix)) may exclude paragraphs

1, 2, 3 and 4 of Exhibit D, may be based on pro forma projections of the Borrower’s financial condition as of January 31, 2005, and may contain qualifications (satisfactory to the Administrative Agent) as to the accuracy of such projections so long as the Responsible Officer certifies that the projections represent the Borrower’s good faith estimate of its financial condition as of January 31, 2005; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require;

provided that the documents described in clauses (iii)–(vi) shall not be required with respect to Tech Data Latin America, Inc. unless and until they are required pursuant to Section 7.16(c).

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and shall not relieve the Borrower of its obligation to pay or reimburse the Administrative Agent for any additional Attorney Costs in accordance with Section 11.04, and provided further that this clause (c) is subject to the limitation on reimbursement of certain Attorney Costs set forth in the Fee Letter.

(d) The Closing Date shall have occurred on or before March 8, 2005.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation or other legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. Except for consents which have already been obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person which has not been obtained is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated October 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower except to the extent that any such Affiliate has reinsured all exposure related thereto with one or more financially sound and reputable insurance or reinsurance companies none of which is an Affiliate of the Borrower.

6.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 6.13 and has no equity investments in any corporation or entity that is not a Subsidiary other than those specifically disclosed in Schedule 8.02.

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intangible Assets. The Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

6.18 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation. The Borrower acknowledges that neither the Administrative Agent nor any Lender has provided any tax advice to the Borrower or any Subsidiary in connection with this Agreement or any of the transactions contemplated hereby.

6.19 Off-Balance Sheet Liabilities. As of the Closing Date, neither the Borrower nor any Subsidiary has any Off-Balance Sheet Liabilities other than those identified on Schedule 6.19.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03, 7.11, or 7.15) cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) (A) an internal management report as to the effectiveness of the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley, and (B) a report (or reports) of the Registered Public Accounting Firm independently assessing the effectiveness of the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and (ii) a certificate signed by a Responsible Officer in form acceptable to the Administrative Agent setting forth the amount of assets and revenues of each of the Borrower and each of its Domestic Subsidiaries and Direct Foreign Subsidiaries;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(f) promptly upon the Borrower’s or any Subsidiary’s preparation or receipt of a term sheet with respect to such Indebtedness, notice that the Borrower or a Subsidiary is negotiating the terms of Indebtedness that it intends to be Senior Parity Debt; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(c) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger, will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the

“Platform”) and (b) the Borrower has requested that none of the proposed Lenders be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or any of its Subsidiaries or any of their respective securities) (each, a “Public Lender”). Accordingly, the Borrower hereby agrees that the Administrative Agent and the Arranger shall be entitled to treat all Borrower Materials as being suitable only for posting on the Platform such that they are not made available to any Public Lender.

7.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e) of the Registered Public Accounting Firm’s determination (in connection with its preparation of any report under Section 7.01(a)(ii)) or the Borrower’s determination of the occurrence or existence of any Internal Control Event; and

(f) of any published announcement by Moody’s or S&P of any change in (i) a Debt Rating or (ii) the outlook regarding the Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower except to the extent that any such Affiliate has reinsured all exposure related thereto with one or more financially sound and reputable insurance or reinsurance companies none of which is an Affiliate of the Borrower.

7.08 Compliance with Laws. Comply with the requirements of all Laws (including all Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights. Subject to Section 11.07, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours as often as may be reasonably desired, and (so long as no Event of Default exists) without unreasonably interfering with business operations of the Borrower or such Subsidiary, and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds. Use the proceeds of the Credit Extensions worldwide for working capital and capital expenditure purposes, settlement of put obligations, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12 New Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Significant Subsidiary that is a Domestic Subsidiary or a Direct Foreign Subsidiary, and

(a) Within 30 days (in the case of clause (i)) and 60 days (in the case of clause (ii)) of the formation or acquisition of any Significant Subsidiary or the time at which a Domestic Subsidiary or Direct Foreign Subsidiary becomes a Significant Subsidiary, including without limitation any time that any Subsidiary Securities of a Direct Foreign Subsidiary that is a Significant Subsidiary are acquired by a Domestic Subsidiary that has not previously executed and delivered a Pledge Agreement, cause to be delivered to Administrative Agent for the benefit of Administrative Agent and the Lenders:

(i) In the case of a Significant Subsidiary that is a Domestic Subsidiary, (A) a Facility Guaranty substantially in the form of Exhibit F or a Guaranty Joinder Agreement, in each case executed by such Significant Subsidiary, (B) an opinion of counsel to the Significant Subsidiary dated as of the date of delivery of the Facility Guaranty or Guaranty Joinder Agreement provided for in this Section 7.12 and addressed to Administrative Agent and the Lenders, in form and substance reasonably acceptable to Administrative Agent, and (C) the Organization Documents of such Significant Subsidiary;

(ii) In the case of a Significant Subsidiary that is a Direct Foreign Subsidiary, (A) a Pledge Agreement in such form as may be acceptable to the Administrative Agent or a Pledge Joinder Agreement, in each case executed by the Borrower or any Domestic Subsidiary directly owning the stock of such Significant Subsidiary which shall pledge the Pledged Interests in such Subsidiary to the Collateral Agent for the benefit of the Secured Parties, (B) opinions of counsel to each pledgor and to the Significant Subsidiary that under the laws of the applicable foreign jurisdiction, all agreements, notices and other documents required to be executed, delivered, filed or recorded and all other action required to be taken, within or pursuant to the laws of such jurisdiction to perfect the Lien conferred in favor of Administrative Agent have been duly executed, delivered, filed, recorded or taken, as the case may be, and (C) take such further action and deliver or cause to be delivered such further documents as reasonably requested by the Collateral Agent or the Administrative Agent to effect the transactions contemplated herein;

provided, however, that such Facility Guaranty and opinion shall not be required with respect to a Domestic Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement, and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 30-day period described above;

provided further that such Pledge Agreement, opinion and other perfection actions shall not be required with respect to a Direct Foreign Subsidiary that (1) is intended to be a

Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 60-day period described above; and

(iii) provided further that neither Tech Data Finance SPV nor any Special Purpose Finance Subsidiary shall be required to deliver a Facility Guaranty.

(b) If at any time the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to Administrative Agent a Facility Guaranty (or whose Facility Guaranty has been released) exceeds in the aggregate 10% of the total assets of the Borrower (on a consolidated basis with its Subsidiaries), the Borrower shall promptly cause there to be delivered to Administrative Agent one or more additional Facility Guaranties of Domestic Subsidiaries that do not constitute Significant Subsidiaries in order that after giving effect to such additional Facility Guaranties, the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) not having delivered a Facility Guaranty does not exceed in the aggregate 10% of the total assets of the Borrower (on a consolidated basis with its Subsidiaries), provided that if, at any time during the period until the Administrative Agent receives an amendment to the SunTrust Synthetic Lease Facility satisfying the requirements of Section 7.16(a), the sum of the total assets (including interests in their respective Subsidiaries) or total annual revenues (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to Administrative Agent a Facility Guaranty (or whose Facility Guaranty has been released) exceeds in the aggregate $150,000,000, Borrower shall promptly cause there to be delivered to Administrative Agent one or more additional Facility Guaranties of Domestic Subsidiaries that do not constitute Significant Subsidiaries in order that after giving effect to such additional Facility Guaranties, the sum of the total assets or total revenues, in either or both cases, of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) not having delivered a Facility Guaranty does not exceed in the aggregate $150,000,000.

7.13 Compliance with Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

7.14 Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code.

7.15 Deliveries Prior to Repurchase of Convertible Subordinated Debentures. (Prior to the repurchase by the Borrower of (i) any Convertible Subordinated Debentures

pursuant to the exercise of the Debenture Put Option by the holder of such debentures, or (ii) any Cash Convertible Subordinated Debentures pursuant to the exercise of the Cash Debenture Put Option by the holder of such debentures) deliver to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such repurchase of either Convertible Subordinated Debentures or Cash Convertible Subordinated Debentures, as applicable, (B) a certificate of the Borrower stating whether a Default exists prior to such repurchase, and (C) a certificate of the Borrower prepared on a historical pro forma basis giving effect to such repurchase, which certificate shall demonstrate whether a Default would exist immediately after giving effect to such repurchase; and the Borrower hereby agrees that if any such item demonstrates that a Default would exist before or (on a pro forma basis) after giving effect to such repurchase, the Lenders shall not be required to make any Credit Extension to finance such repurchase.

7.16 Post Closing Deliveries.

(a) Within sixty (60) days of the Closing Date, deliver a fully executed and enforceable amendment to the SunTrust Synthetic Lease Facility, which amendment:

(i) shall contain provisions, in form and substance reasonably acceptable to the Administrative Agent, consenting to this Agreement and making any other necessary changes so that (A) there are no guarantors of the SunTrust Synthetic Lease Facility other than the Guarantors hereunder, and (B) there is no Lien securing the SunTrust Synthetic Lease Facility other than (1) the Liens granted in favor of the Lenders, the Collateral Agent and the Administrative Agent on the Pledged Interests of Significant Subsidiaries that are Direct Foreign Subsidiaries and (2) the Lien on the property financed by such facility and otherwise providing that Articles VII and VIII of this Agreement (the “Incorporated Covenants”) (and all other relevant provisions of this Agreement related thereto, including, but not limited to, the defined terms used in the Incorporated Covenants) are incorporated by reference into the SunTrust Synthetic Lease Participation Agreement to the same extent and with the same effect as if set forth fully therein, and

(ii) may make any other amendments to the provisions of the SunTrust Synthetic Lease Operative Agreements, so long as (A) except for the specific amendments described in clause (i) above, such provisions are no more onerous to the Borrower or any Subsidiary (and no less favorable to the Administrative Agent or any Lender), and impose no greater obligations on the Borrower or any Subsidiary, than the terms of the SunTrust Synthetic Lease Operative Agreements on the date hereof, except that the rate of interest, yield and fees under such facility may be increased or decreased in accordance with the then applicable market conditions, (B) such provisions impose no Liens on any properties other than the properties subject to Liens under the SunTrust Synthetic Lease Facility on the date hereof, and (C) the SunTrust Synthetic Lease Facility (after giving effect to such provisions) constitutes Synthetic Lease Obligations with an Attributable Indebtedness of not more than the fair market value of the properties subject to the SunTrust Synthetic Lease Facility.

(b) Upon receipt of, or substantially simultaneously with, the amendment of the SunTrust Synthetic Lease Facility satisfying the requirements set forth in clause (a) above, the Administrative Agent shall release its Lien in the Pledged Interests of those Foreign Subsidiaries who, upon delivery of such amendment, shall no longer be considered Significant Subsidiaries and release the Facility Guaranties of those Domestic Subsidiaries who, upon delivery of such amendment, shall no longer be considered Significant Subsidiaries.

(c) If the amendment of the SunTrust Synthetic Lease Facility is not obtained on or prior to the date specified in, and otherwise on the terms set forth in, Section 7.16(a) above, within thirty (30) days of such date, deliver to the Administrative Agent (i) a duly executed favorable opinion of each the General Counsel and Brazilian and Peruvian counsel as the Laws of their respective jurisdictions, in each case as counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance acceptance to the Administrative Agent, with respect to the Pledge Agreements described in the proviso of the definition of “Pledge Agreement” (the “Brazilian and Peruvian Pledges”), (ii) each of the documents described in clauses (iii), (iv) and (vi) of Section 5.01 with respect to the Brazilian and Peruvian Pledges, and (iii) if required by applicable law or the opinions of counsel described in clause (i) above, such amendments or modifications to the Brazilian and Peruvian Pledges as may be reasonably required to ensure the continued enforceability of such Pledge Agreements, and the enforceability and perfection of the Liens thereunder.

7.17 Internal Control Events. Upon notification from the Administrative Agent to the Borrower that the Required Lenders require remediation of any Internal Control Event of which they have received notice pursuant to Section 7.03(e) or as reported in any report delivered pursuant to Section 7.01(a)(ii) (an “Internal Control Event Notice”), remediate or cause to be remediated such Internal Control Event, and to test and confirm such remediation, not later than the end of the time period reasonably agreed to by the Required Lenders as necessary for such remediation (the “Remediation Period”). It is understood that the Remediation Period will require a sufficient period of time to permit testing required by the relevant Securities Laws. Notwithstanding the foregoing, if any event or circumstance that gives rise to or arises as a result of, in connection with or otherwise concurrently with, an Internal Control Event constitutes or results in a Default under any provision of this Agreement or any other Loan Documents, the Remediation Period shall not (a) postpone (or be deemed a cure period for) such Default, or (b) limit any rights or remedies of the Administrative Agent or any Lender with respect to such Default.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation, except to the extent permitted in clause (h) below), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments or posted as a condition (under applicable Law) to maintaining a lawsuit otherwise permitted by this Agreement;

(i) Liens securing Indebtedness permitted under Section 8.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on accounts receivable arising in connection with the Trade Receivables Purchase Facility, the Foreign Trade Receivables Purchase Facilities, the U.S. Customer Trade Receivables Purchase Facility or the Permitted Receivables Purchase Facilities;

(k) Liens arising under the Pledge Agreement securing the SunTrust Synthetic Lease Facility and Senior Parity Debt;

(l) Liens on the property financed under the SunTrust Synthetic Lease Facility or any Successor Tech Data Synthetic Lease Facility, which Liens secure such facility;

(m) Liens (in the nature of title retention arrangements) arising in the ordinary course of business on inventory of any European Subsidiary, which Liens (i) secure the purchase price owed by such Subsidiary to the European supplier of such inventory, and (ii) are terminated within 75 days of the date such Liens first encumber the respective inventory;

(n) Liens securing Indebtedness permitted under Section 8.03(g), on specific property or assets acquired pursuant to an Acquisition permitted by Section 8.12, provided that (i) such Liens were in existence at the time of such Acquisition, and were not incurred in contemplation of such Acquisition, (ii) no such Lien extends to any property other than the property acquired and (iii) such Liens are not outstanding for more than ninety (90) days after the date of such Acquisition; and

(o) Liens not otherwise permitted under this Section 8.01, provided that neither (a) the aggregate principal amount of all Indebtedness secured by such Liens nor (b) the aggregate fair market value of the assets subject to such Liens exceeds $25,000,000 at any time.

8.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or a Subsidiary in the form of cash equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes, provided that such advances are made in the ordinary course of business consistent with the business practices of the Borrower and its Subsidiaries as in effect on the Closing Date or to the extent the business practices of the Borrower and its Subsidiaries after the Closing Date become more restrictive than those existing on the Closing Date with regard to such advances, such advances shall be consistent with such revised business practices;

(c) Investments of the Borrower or any Subsidiary in the Borrower or in a Domestic Subsidiary, provided that if the investor is the Borrower or a wholly-owned Domestic Subsidiary, such Investment must be in the Borrower or a wholly-owned Domestic Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) direct obligations of the United States of America or any agency or instrumentality thereof or obligations guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations mature within one year from the date of acquisition thereof;

(g) Commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s;

(h) Direct obligations of a Foreign Government or any agency or instrumentality thereof or obligations guaranteed by a Foreign Government or any agency or instrumentality thereof, provided that (i) such obligations mature within one year from the date of acquisition thereof and (ii) such obligations have a sovereign short-term debt rating of at least A-1 or better by S&P or P-1 or better by Moody’s;

(i) Investments existing on the date hereof and described in Schedule 8.02;

(j) Investments permitted by Section 8.04;

(k) The loans to Foreign Subsidiaries that were existing on January 31, 2005 (the “Foreign Investment Schedule Date”) and listed on Schedule 8.02(a) (collectively, the “Scheduled Foreign Loans”) and additional loans to Foreign Subsidiaries after the Foreign Investment Schedule Date (collectively, the “Additional Foreign Loans”), provided that the sum of (i) the outstanding principal amount of Additional Foreign Loans permitted by this clause (k) plus (ii) the outstanding principal amount of the Scheduled Foreign Loans shall not exceed $300,000,000 in the aggregate at any time;

(l) (i) so long as there are no outstanding Obligations other than Limited Swing Line Loans and Limited Letters of Credit, additional Investments in Foreign Subsidiaries after the Foreign Investment Schedule Date in excess of the Investments in Foreign Subsidiaries that were existing on the Foreign Investment Schedule Date and listed on Schedule 8.02(b), or

(ii) if, at any time, there are any Obligations outstanding other than Limited Swing Line Loans and Limited Letters of Credit, Investments in Foreign Subsidiaries after the Foreign Investment Schedule Date in excess of the Investments in Foreign Subsidiaries that were existing on the Foreign Investment Schedule Date and listed on Schedule 8.02(b), so long as such Investments (excluding loans otherwise permitted by clause (k) above) do not exceed in the aggregate the sum of (x) 25% of the amount of Shareholders’ Equity that existed on the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of determination and (y) 25% of the proceeds of the issuance of capital stock of Borrower after the date hereof;

(m) Investments in Persons with whom Borrower or a Subsidiary are engaged in a business relationship or which provide products or services to Borrower or a Subsidiary, so long as the Investment does not exceed the $30,000,000 in any one such Person or $75,000,000 in the aggregate;

(n) Investments by a Foreign Subsidiary in another Foreign Subsidiary; and

(o) Acquisitions permitted under Section 8.12.

8.03 Indebtedness. Create, incur, assume or suffer to exist any secured Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Qualifying Swap Contracts;

(d) purchase money Indebtedness (including Capital Leases) described in Section 8.01(i) not to exceed an aggregate outstanding principal amount at any time of $100,000,000, excluding those described on Schedule 8.03;

(e) the SunTrust Synthetic Lease Facility (or any Successor Tech Data Synthetic Lease Facility) and Senior Parity Debt;

(f) any obligations arising under the Trade Receivable Purchase Facility, the Foreign Trade Receivables Purchase Facility, the U.S. Customer Trade Receivables Purchase Facility or the Permitted Receivables Purchase Facilities; and

(g) Indebtedness of a Person, or in respect of assets, acquired pursuant to an Acquisition permitted under Section 8.12 and existing at the time of such Acquisition, provided that (i) such Indebtedness was not incurred in contemplation of such Acquisition and (ii) such Indebtedness is not outstanding for more than ninety (90) days after the date of such Acquisition.

8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Domestic Subsidiaries or (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Domestic Subsidiary, provided (in the case of clauses (ii) and (iii)) that when any Guarantor is merging with another Subsidiary or any other Person, either (A) the Guarantor shall be the continuing or surviving Person or (B) the continuing or surviving Person shall (prior to or simultaneously with such merger) deliver to the Administrative Agent (1) a Facility Guaranty, (2) one or more Pledge Agreements if such continuing or surviving Person owns the stock of any Significant Subsidiary that is a Direct Foreign Subsidiary, and (3) all other documents required of Significant Subsidiaries pursuant to Section 7.12;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary; provided that (i) if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary and (ii) if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) any Foreign Subsidiary may merge into and may transfer assets to another Foreign Subsidiary;

(d) so long as the principal asset of TD Facilities, Limited (“TD Facilities”) is the existing warehouse located in Tarrant County, Texas, the owners of the stock of TD Facilities may sell the stock of TD Facilities, or TD Facilities may sell all of its assets, in each case at fair market value;

(e) so long as the principal asset of Tech Data Marne SNC (“Tech Data Marne”) is the existing warehouse located near Paris, France, the owners of the stock of Tech Data Marne may sell the stock of Tech Data Marne, or Tech Data Marne may sell all of its assets, in each case at fair market value;

(f) with respect to any Foreign Subsidiary (the “Specified Foreign Subsidiary”) whose principal assets are a warehouse and office space (if any) located on the same site as such warehouse, so long as such Specified Foreign Subsidiary is not a Direct Foreign Subsidiary which is a Significant Subsidiary, then the owner of the stock in such Specified Foreign Subsidiary may sell the stock of such Specified Foreign Subsidiary, or such Specified Foreign Subsidiary may sell all of its assets to a purchaser, in each case at fair market value; but, in each case, only if such Specified Foreign Subsidiary would be permitted to sell all of its assets to such purchaser at such time without violating Section 8.05 (and without giving effect to Section 8.05(e)); and

(g) the Borrower may liquidate or dissolve one or more Subsidiaries, or sell all or substantially all of the assets of one or more Subsidiaries, during a fiscal year so long as the aggregate book value of the Subsidiaries liquidated or dissolved or assets sold during such fiscal year does not exceed the $50,000,000.

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and other real or personal property in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the Borrower or any Subsidiary determines in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary;

(d) Dispositions of assets and other property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that (i) if the transferor of such property is a wholly-owned Subsidiary, the transferee must be either the Borrower or a wholly-owned Subsidiary, and (ii) if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 8.04;

(f) Dispositions of receivables pursuant to the Transfer and Administration Agreement (or any other Trade Receivables Purchase Facility), the Foreign Trade Receivables Purchase Documents, the U.S. Customer Trade Receivables Purchase Facility and the Permitted Receivables Purchase Facilities; and

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed the $50,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Borrower may (i) declare and make other dividend payments and (ii) purchase shares of its common stock in one or more series of open market purchases, but only if (A) the aggregate amount of such dividend payments plus the aggregate purchase price paid for such common stock does not exceed $200,000,000 in any fiscal year and (B) such dividend payments and stock purchases do not result in a violation of any provision of Section 8.13;

(d) the Borrower may purchase shares of its common stock for the purpose of making required contributions to, or required distributions under, its employee benefit plans so long as the aggregate dollar amount spent for such stock in any fiscal year of Borrower does not exceed $20,000,000;

(e) the Borrower may repurchase (i) Convertible Subordinated Debentures pursuant to the exercise of the Debenture Put Option by the holder of such debentures, and (ii) Cash Convertible Subordinated Debentures pursuant to the exercise of the Cash Debenture Put Option by the holder of such debentures; and

(f) the Borrower may repurchase any Convertible Subordinated Debentures or Cash Convertible Subordinated Debentures in a purchase that satisfies the requirements of Section 8.14(a) (iii) or (iv).

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Guarantors or between and among any Guarantors.

8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(d) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness, (B) any Negative Pledge in connection with the SunTrust Synthetic Lease Facility, any Successor Tech Data Synthetic Lease Facility or any other Senior Parity Debt, so long as such Negative Pledge does not prohibit the Pledge Agreement and is no more restrictive than Section 8.01 of this Agreement (except that the Negative Pledge in the SunTrust Synthetic Lease Facility or any Successor Tech Data Synthetic Lease Facility, may prohibit liens on the property financed by such facility), or (C) any Negative Pledge in connection with the Foreign Trade Receivables Purchase Documents, the Permitted Receivables Purchase Facility, the Trade Receivables Purchase Facility or the U.S. Customer Trade Receivables Purchase Facility, in each case solely to the extent any such Negative Pledge relates to the accounts receivable sold, transferred or assigned under such documents or facility; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of a Person; provided, however, that this clause (b) shall not prohibit a provision of the SunTrust Synthetic Lease Facility, any Successor Tech Data Synthetic Lease Facility, or any other Senior Parity Debt that requires such facility or such Senior Parity Debt to be secured by the same property as the Obligations.

8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner than might cause the Credit Extension or the use of such proceeds to violate Regulation U of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11 Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a) leases in existence on the date hereof, including the SunTrust Synthetic Lease Facility and any renewal, extension or refinancing thereof; and

(b) leases (other than capital leases) entered into or assumed by Borrower or any Subsidiary after the date hereof in the ordinary course of business.

8.12 Acquisitions. Acquire all or any part of the assets of, or equity interest in, any Person unless (a) the Person whose equity interests or assets are being acquired is in the same or similar line or lines of business as that engaged in by Borrower and its Subsidiaries, (b) no Default occurs or is created or results from such Acquisition, and (c) the Cost of Acquisition of such assets or equity interests of any Person does not exceed 35% of the amount of Shareholders’ Equity that existed on the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of such Acquisition.

8.13 Financial Covenants.

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) 80% of the Consolidated Tangible Net Worth as of January 31, 2005, (b) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after January 31, 2005 (with no deduction for a net loss in any such fiscal quarter) and (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of capital stock or other equity interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such capital stock or other equity interests.

(b) Consolidated Debt-to-Capitalization Ratio. Permit the Consolidated Debt-to-Capitalization Ratio to exceed 0.40 to 1.00 at any time.

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any period of four fiscal quarters of the Borrower to be less than 3.50 to 1.00.

(d) Adjustment for Certain Dividends, Stock Repurchases and Currency Translation Adjustments in the Calculation of Financial Covenants.

(i) The effect of Excluded Dividends and Stock Repurchases (defined below) shall be excluded from the calculation of Consolidated Tangible Net Worth and the Consolidated Debt-to-Capitalization Ratio. “Excluded Dividends and Stock Repurchases” shall mean, with respect to any fiscal year, the aggregate amount of dividends paid by the Borrower during such fiscal year plus, without duplication, the aggregate amount of the purchase price paid by the Borrower during such fiscal year for the purchase of its common stock during such fiscal year, provided that in no event shall the sum of the Excluded Dividends and Stock Repurchases exceed $200,000,000 in the aggregate in any fiscal year.

(ii) The effect of currency translation adjustments resulting from any change in currency exchange rates occurring after January 31, 2005 will be excluded from the calculation of Consolidated Tangible Net Worth and the Consolidated Debt-to-Capitalization Ratio.

(iii) In calculating the Consolidated Interest Coverage Ratio, Consolidated Tangible Net Worth and the Consolidated Debt-to-Capitalization Ratio, the effect of any non-cash charges due to impairments in accordance with Financial Accounting Standards (“FASB”) Statement of Financial Standards No. 142, or any non-cash charges due to the expensing of non-vested stock options existing on January 31, 2005 in accordance with FASB Statement of Financial Standards No. 123R (or any successor FASB Standard relating to the expensing of such stock options) shall be disregarded.

8.14 Prohibition on Prepayment of Debt.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated Indebtedness, except for:

(i) the repurchase of any Convertible Subordinated Debentures pursuant to the exercise of the Debenture Put Option by the holder of such debentures, provided, however, that if (A) a Default exists or (B) any of the pro forma financial statements or certificates delivered pursuant to Section 7.16 demonstrates that a Default would exist after giving effect to such repurchase of Convertible Subordinated Debentures, then, in either case, to the extent permitted under the Debenture Put Option, the Borrower shall use only shares of capital stock of the Borrower (and not cash) to pay for the Convertible Subordinated Debentures to be repurchased,

(ii) the repurchase of any Cash Convertible Subordinated Debentures pursuant to the exercise of the Cash Debenture Put Option by the holder of such debentures, provided, however, that if (A) a Default exists or (B) any of the pro forma financial statements or certificates delivered pursuant to Section 7.16 demonstrates that a Default would exist after giving effect to such repurchase of Cash Convertible Subordinated Debentures, then, in either case, the Lenders shall not be required to make any Credit Extension to finance such repurchase,

(iii) the repurchase of any Convertible Subordinated Debentures, Cash Convertible Subordinated Debentures or other Subordinated Indebtedness using only the proceeds from the simultaneous issuance by the Borrower of new debentures or other Indebtedness of the Borrower (other than Credit Extensions hereunder), provided that no such debenture or Indebtedness is Guaranteed by, or otherwise an obligation of, any Subsidiary, or

(iv) repurchase any Convertible Subordinated Debentures, Cash Convertible Subordinated Debentures or other Subordinated Indebtedness so long as (A) no proceeds of any Credit Extension are used for any such repurchase and (B) there are no outstanding Obligations other than Limited Swing Line Loans and Limited Letters of Credit during the period beginning 60 days before and ending 30 days after the date of such repurchase; or

(b) amend, modify or change in any manner any term or condition of any Indebtedness described in Section 8.03(b) so that the terms and conditions thereof are less favorable to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Closing Date.

8.15 Guarantees. Create, incur, assume or suffer to exist the Guarantee of payment of accounts receivable owed to the Borrower or a Subsidiary by one or more of its customers except (a) those certain Guarantees outstanding on the date hereof and listed on Schedule 8.15, and (b) other Guarantees of payment of accounts receivable (i) which accounts receivable arise in the ordinary course of business, and (ii) the aggregate outstanding amount of such Guarantees described in this clause (b) do not exceed at any time $75,000,000.

8.16 Off-Balance Sheet Liabilities. Create, incur, assume or suffer to exist any Off-Balance Sheet Liabilities, except:

(a) Off-Balance Sheet Liabilities outstanding on the date hereof and listed on Schedule 6.19;

(b) Off-Balance Sheet Liabilities consisting of sale and leaseback transactions;

(c) Obligations arising under the Transfer and Administration Agreement (or any other Trade Receivables Purchase Facility), the Foreign Trade Receivables Purchase Documents, or the U.S. Customer Trade Receivables Purchase Facility; or

(d) Obligations arising under any Successor Tech Data Synthetic Lease Facility.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, and in the currency required hereunder, any interest on any Loan or on any L/C Obligation, or any facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12 or 7.15 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) there occurs a Termination Event (as defined in the Transfer and Administration Agreement) under the Transfer and Administration Agreement which Termination Event is not cured or waived; (iv) there occurs a termination event or event of default under any other Trade Receivables Purchase Facility which termination event or event of default is not cured or waived within any applicable grace period; (v) there occurs any event of default under any SunTrust Synthetic Lease Operative Agreement which is not cured or waived within any applicable grace period; (vi) there occurs any termination event or event of default under any Successor Tech Data Synthetic Lease Facility which is not cured or waived within any applicable grace period; or (vii) there occurs any termination event or event of default under any Foreign Trade Receivables Purchase Documents, the U.S. Customer Trade Receivables Purchase Facility, any Permitted Receivables Purchase Facility or any Senior Parity Debt which is not cured or waived within any applicable grace period.

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, however, that if a Foreign Subsidiary is being liquidated in a transaction otherwise permitted by this Agreement and not involving (i) the bankruptcy, insolvency, or any failure to pay obligations of such Subsidiary, the Borrower or any other Subsidiary, (ii) the application of any Debtor Relief Law, or (iii) any claim of any creditor, and if applicable foreign Law requires the appointment of a liquidator to accomplish such liquidation in the jurisdiction where such Foreign Subsidiary is organized, then the mere appointment and operation of a liquidator for such purpose in such circumstances shall not constitute an Event of Default under this clause (f); or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance provided by a Person described in Section 7.07 as to which the insurer (and any insurance or reinsurance company reinsuring any such exposure) does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Dollar Equivalent Outstanding Amount thereof, as such amount may vary from time to time); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, to payment of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the recipients, including amounts due to any of the Lenders or their affiliates in respect of Obligations consisting of liabilities under any Qualifying Swap Contract with any of the Lenders or their Affiliates and as to which the Administrative Agent has received notice from such Lender or Affiliate of the amount owed thereunder, in each case on a pro rata basis according to the amounts owed; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

(a) Each Lender hereby irrevocably (subject to Section 10.06) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Pledge Agreement, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Without limiting the generality of Section 10.02, each Lender hereby acknowledges and agrees that the Collateral Agent is acting as a collateral agent for the Collateral Agent, the Administrative Agent, the Lenders, the SunTrust Synthetic Lease Creditors and Senior Parity Debt Holders as provided in the Pledge Agreement and authorizes the Collateral Agent to carry out all those obligations and shall be entitled to all the rights and benefits of the collateral agent described in the Pledge Agreement. The Collateral Agent shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article X with respect to the Loan Documents and the transactions contemplated therein, including without limitation any acts taken or omissions suffered by the Collateral Agent in connection with or contemplated by such documents or transactions as fully as if the term “Administrative Agent” as used in this Article X included the Collateral Agent with respect to such documents, transactions, acts or omissions, and (ii) as additionally provided in this Agreement, and specifically Article XI hereof, and the other Loan Documents with respect to the Collateral Agent.

(b) Each of the Administrative Agent and the Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to (i) take any action with respect to any Collateral or the Pledge Agreement which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Pledge Agreement, and (ii) without limiting the generality of the foregoing, to enter into agreements whereby the Pledge Agreement, the Facility Guaranty or the Intercreditor Agreement are amended to better conform the terms thereof to any form attached to this Agreement or to make administrative or housekeeping corrections to any such agreement.

(c) The Lenders irrevocably authorize each of the Administrative Agent and Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(iii) upon receipt by the Collateral Agent of information satisfactory to the Collateral Agent that any Direct Foreign Subsidiary has ceased to be a Significant Subsidiary as a result of a transaction or decline in business permitted hereunder and no Default is then existing, to release the Lien of the Pledge Agreement with respect to the Pledged Interests of such Subsidiary;

(iv) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and no Default is then existing; and

(v) upon receipt by the Administrative Agent of information satisfactory to the Administrative Agent that any Domestic Subsidiary has ceased to be a Significant Subsidiary as a result of a transaction or decline in business permitted hereunder and no Default is then existing, to release such Subsidiary from its obligations under the Facility Guaranty; unless after giving effect to such release, the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of those Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to the Administrative Agent a Facility Guaranty (or whose Facility Guaranty has been released) would exceed in the aggregate 10% of the total assets of the Borrower (on a consolidated basis with its Subsidiaries).

Upon request by the Collateral Agent or the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s or Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 10.10.

Notwithstanding the release of any Subsidiary from its obligations under the Facility Guaranty (or release of the Lien on any Pledged Interests of any Subsidiary), if such Subsidiary is thereafter a Significant Subsidiary that is a Domestic Subsidiary or Direct Foreign Subsidiary, the requirements of Section 7.12 shall again apply to such Subsidiary.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender; or

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the

Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. (Subject to any limitations set forth in the Fee Letter with respect to certain costs and expenses of the Bank of America and Banc of America Securities LLC and certain fees of counsel to the Administrative Agent) the Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”)

against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 for each assignment (other than assignments to Affiliates), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA SITTING IN PINELLAS COUNTY OR HILLSBOROUGH COUNTY, FLORIDA, AND OF THE UNITED STATES DISTRICT COURT OF THE MIDDLE DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FLORIDA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the Borrower agrees, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President of Tax and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Robert J. Rittelmeyer
Name:	Robert J. Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Thomas R. Sullivan
Name:	Thomas R. Sullivan
Title:	Vice President

CITICORP USA, INC.

By:	/s/ Julio Ojea Quintana
Name:	Julio Ojea Quintana
Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ John A. Horst
Name:	John A. Horst
Title:	Director

SCOTIABANC INC.

By:	/s/ William E. Zarrett
Name:	William E. Zarrett
Title:	Managing Director

SUNTRUST BANK

By:	/s/ David W. Penter
Name:	David W. Penter
Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ J. Andrew Phelp
Name:	J. Andrew Phelp
Title:	Vice President

BNP PARIBAS

By:	/s/ Craig Pierce
Name:	Craig Pierce
Title:	Vice President

By:	/s/ Aurora L. Abella
Name:	Aurora L. Abella
Title:	Vice President

NATEXIS BANQUES POPULAIRES

By:	/s/ Nicolas Regent
Name:	Nicolas Regent
Title:	VP Multinational

By:	/s/ Pieter van Tulder
Name:	Peter van Tulder
Title:	Group Head

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Ward C. Wilson
Name:	Ward C. Wilson
Title:	Senior Vice President

ABN AMRO BANK N.V.

By:	/s/ Jana Dombrowski
Name:	Jana Dombrowski
Title:	Vice President

By:	/s/ William Davidson
Name:	William Davidson
Title:	Director

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By:	/s/ William W. Hunter
Name:	William W. Hunter
Title:	Director

By:	/s/ Patricia Grieve
Name:	Patricia Grieve
Title:	Director

SCHEDULE 1.02-A

EXISTING LETTERS OF CREDIT

Company Name	Issuing Bank	Beneficiary	LC Amount
Tech Data Corporation	Bank of America	Florida Power	$264,165.00
Tech Data Corporation	Bank of America	Federal Insurance	$2,375,000.00

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SCHEDULE 1.02-B

MANDATORY COST RATE

1.	The Mandatory Cost Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Sterling Loan:

AB + C (B – D) + E x 0.01)	percent per annum
100 – (A+C)

(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01	percent per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the Eurocurrency Base Rate payable for the relevant Interest Period on the Loan.

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C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the most recent rate of charge supplied by the Mandatory Cost Reference Lender (or, if there is more than one such reference lender, the average of the most recent rates of charge supplied by the Mandatory Cost Reference Lenders) to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Mandatory Cost Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Mandatory Cost Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Mandatory Cost Reference Lender as being the average of the Fee Tariffs applicable to that Mandatory Cost Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Mandatory Cost Reference Lender.

2

SCHEDULE 1.02-C

ALTERNATIVE CURRENCIES

Sterling

Euro

Canadian Dollars

Danish Kroner

Japanese Yen

Norwegian Kroner

Swedish Kronor

Swiss Francs

1

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$32,000,000	12.800000000%
Citicorp USA, Inc.	$29,000,000	11.600000000%
JPMorgan Chase Bank, N.A.	$29,000,000	11.600000000%
Scotiabanc Inc.	$29,000,000	11.600000000%
SunTrust Bank	$29,000,000	11.600000000%
Wachovia Bank, National Association	$21,000,000	8.400000000%
BNP Paribas	$21,000,000	8.400000000%
Natexis Banques Populaires	$15,000,000	6.000000000%
U.S. Bank, National Association	$15,000,000	6.000000000%
ABN AMRO Bank N.V.	$15,000,000	6.000000000%
Bayerische Hypo-und VereinsBank AG, New York Branch	$15,000,000	6.000000000%

Total	$250,000,000	100.000000000%

1

SCHEDULE 4.03

INFORMATION REGARDING COLLATERAL

Name of Entity	Type of Company	Jurisdiction of Formation	Main Office / Address	Shares/Interest
Tech Data Corporation	Corporation	Florida, USA ID # 465173	5350 Tech Data Drive Clearwater, FL 33760	N/A

TD Brasil Ltda. (Direct Foreign Subsidiary)		Brazil	AV. Marcos Penteado Ulhoa Rodregues 690 Galpao 7 & 8 Tambore, Barueri SP Barueri, SP, Cep 06460-040 SP Brazil	Tech Data Latin America, Inc. – 16,999,900 shares Tech Data Corporation – 100 shares

Tech Data Peru S.A.C. (Direct Foreign Subsidiary)		Peru	Psje. Vicuna No. 170-174 Surquillo Lima 34 – Peru	Tech Data Corporation – 16,683,450 shares Tech Data Latin America, Inc. – 67,780 shares

Tech Data Global Finance LP (Direct Foreign Subsidiary)	Limited Partnership	Cayman Islands	Campbell Corporate Services Limited 4th Floor, Scotiabank Building George Town, Grand Cayman, Cayman Islands	Tech Data Corporation (General Partner) Tech Data Finance Partner, Inc. (Limited Partner)

Tech Data Finance Partner, Inc.	Corporation	Florida, USA ID # P02000103496	5350 Tech Data Drive Clearwater, FL 33760	N/A

Tech Data Latin America, Inc.	Corporation	Florida, USA ID # P93000064422	5350 Tech Data Drive Clearwater, FL 33760	N/A

1

SCHEDULE 6.13

SUBSIDIARIES

1250895 Ontario Ltd.	Dormant	Canada
Adcomp, B.V.	Dormant	Netherlands
Airwave Enterprise BV	Dormant	Netherlands
Akam Electronics NV	Active	Belgium
Azlan European Finance Limited	Active	United Kingdom
Azlan Finland OY	Active	Finland
Azlan GmbH	Active	Switzerland
Azlan GmbH	Active	Germany
Azlan GmbH	Active	Austria
Azlan Group Limited	Active	United Kingdom
Azlan Holdings B.V.	Active Non-Trading	Netherlands
Azlan Iberia LDA	Active	Portugal
Azlan Iberia SLU	Active	Spain
Azlan Limited	Active	United Kingdom
Azlan Logistics Limited	Active	United Kingdom
Azlan Norge AS	Active	Norway
Azlan NV	Active	Belgium
Azlan Overseas Holdings Limited	Active	United Kingdom
Azlan s.r.o.	Active	Czech Republic
Azlan Scandinavia AB	Active	Sweden
Azlan Scandinavia ApS	Active	Denmark
Azlan VAD s.r.o.	Active	Czech Republic
Computer 2000 Distribution Ltd.	Active	United Kingdom
Computer 2000 Immobilien- und Beteiligungsverwaltungs Gm.b.H	Active	Austria
Computer 2000 Portuguesa Lda. Micrograf S.A.	Active	Portugal
Computer 2000 Publishing AB	Dormant	Sweden
Computer 2000 S.L.	Dormant	Spain
Datatechnology Datech Ltd.	Dormant	United Kingdom

1

Datech 2000 Ltd.	Dormant	United Kingdom
Datech de Servicios Tecnologicos S.L.	Dormant	Spain
ENS Datensysteme GmbH	Holding	Germany
ENS Datensysteme Vertrieb GmbH	Active Non-Trading	Germany
Expander Express AB	Dormant	Sweden
Expander Informatic AB	Dormant	Sweden
Expander Technical AB	Dormant	Sweden
Flexcom-Azlan NV	Active	Belgium
Frontline Distribution (Ireland) Limited	Dormant	Ireland
Frontline Distribution Ltd.	Dormant	United Kingdom
Globelle Computer Broker N.V.	Active	Netherlands Antilles
Globelle Netherland Holding B.V.	Active	Netherlands
Goldring Supplies B.V.	Active	Netherlands
Horizon Technical Services (UK) Limited	Active	United Kingdom
Horizon Technical Services A/S	In Liquidation	Denmark
Horizon Technical Services AB	Active Non-Trading	Sweden
Managed Training Services Limited	Active	United Kingdom
Maneboard Limited	Active	United Kingdom
Maritime and Mercantile International	Active	United Arab Emirates
Nest2 srl	Active	Italy
Quadrangle Technical Services Limited	Active	United Kingdom
Ronin Holdings BV	Dormant	Netherlands
Ronin Nederland BV	Dormant	Netherlands
Soft EUROPE SAS	Active	France
TD Brasil Ltda.	Active	Brazil
TD Facilities, Ltd.	Active	United States
TD Finance UK Limited Partnership	Active	United Kingdom
TD Fulfillment Services, LLC	Active	United States
TD Tech Data AB	Active	Sweden
TD United Kingdom Acquisition Limited	Active	United Kingdom
TDC Funding, LP Z.I. Les Vignes	Active	France
Tech Data (Ireland) Limited	Dormant	Ireland

2

Tech Data (Netherlands) B.V.	Active	Netherlands
Tech Data (Schweiz) GmbH	Active	Switzerland
Tech Data (T.D.) Israel Ltd.	Active	Israel
Tech Data Canada Corporation	Active	Canada
Tech Data Canarias, Sociedad Civil	Active	Spain
Tech Data Chile, S.A.	Active	Chile
Tech Data Corporation	Active	United States
Tech Data Denmark ApS	Active	Denmark
Tech Data Deutschland GmbH	Holding	Germany
Tech Data Distribucion de Productos Informaticos S.L.	Dormant	Spain
Tech Data Distribution s.r.o.	Active	Czech Republic
Tech Data Education, Inc.	Active	United States
Tech Data Espana S.L.U.	Active	Spain
Tech Data Europe GmbH	Holding	Germany
Tech Data European Distribution N.V.	Dormant	Belgium
Tech Data European Management GmbH	Holding	Germany
Tech Data Finance Partner, Inc.	Active	United States
Tech Data Finance SPV, Inc.	Active	United States
Tech Data Finance, Inc.	Active	United States
Tech Data Finland OY	Active	Finland
Tech Data Florida Holding, LLC	Active	United States
Tech Data Florida Services, Inc.	Active	United States
Tech Data France Holding Sarl	Active	France
Tech Data France S.A.S.	Active	France
Tech Data FZ LLC	Active	United Arab Emirates
Tech Data Global Finance L.P.	Active	Cayman Islands
Tech Data GmbH & Co. OHG	Active	Germany
Tech Data Information Technology GmbH	Active Non-Trading	Germany
Tech Data International Investment, LLC	Active	United States
Tech Data International Sarl	Active	Switzerland
Tech Data Italia s.r.l.	Active	Italy
Tech Data Lateinamerika Holding GmbH	Dormant	Germany
Tech Data Latin America, Inc.	Active	United States

3

Tech Data Limited	Dormant	United Kingdom
Tech Data LLC	Dormant	United Arab Emirates
Tech Data Log SNC	Active	France
Tech Data Luxembourg	Active	Luxembourg
Tech Data Marne SNC	Active	France
Tech Data Midrange GmbH	Active Non-Trading	Germany
Tech Data N.V.	Active	Belgium
Tech Data Nederland B.V.	Active	Netherlands
Tech Data Norway AS	Dormant	Norway
Tech Data Osterreich GmbH	Active	Austria
Tech Data Peru S.A.C.	Active	Peru
Tech Data Polska Sp.z.o.o.	Active	Poland
Tech Data Product Management, Inc.	Active	United States
Tech Data Resources, LLC	Active	United States
Tech Data Strategy GmbH	Holding	Germany
Tech Data Tennessee, Inc.	Active	United States
Tech Data Uruguay, S.A.	Active	Uruguay

4

SCHEDULE 6.19

OFF-BALANCE SHEET LIABILITIES

CREDITOR	BALANCE AT January 31, 2005
SunTrust Synthetic Lease Facility	$136,784,054.47

5

SCHEDULE 8.01

EXISTING LIENS

Moers Facility (C2000)	Capital Lease	EUR 18,653,206.06
Dr.-Berns-Str. 37
D-47441 Moers
Germany

Lessors:

Building (old part)

Immobilien-Vermietungsgesellschaft Reeder & Co

Objekt Moers KG

Ludwig-Erhard-Allee 9

D40227 Duesseldorf

Building (new Part)

Rosaria Grungstueckvermietunggesellschaft mbH & Co.

Objekt Moers KG

Ludwig-Erhard-Allee 9

D40227 Duesseldorf

Generally, Liens given to banks and credit card companies in the nature of debits to the bank accounts associated with credit card transactions.

Tech Data Europe GmbH

Deposit agreement with Commerzbank AG in the amount of EUR 671,062.50. The liens are in favor of the former Board Member Dr. Harry Krischik and Manfred Gunzel and secure TD Europe GmbH’s pension commitments.

Tech Data Finland OY

Lien on inventory assets for credit lines of EUR 2,522,829 in Sampo Bank Plc and EUR 2,522,819 in Nordea Bank

Tech Data Polska Sp.z.o.o

Credit facility with Raiffeisen Bank Polska for EUR 12,000,000, lien on inventory to the value of PLN 40,000,000

TD Tech Data AB (Sweden)

Credit line with Nordea Bank for SEK 75,000,000. Secured by a lien on assets of TD Tech Data AB (Sweden).

6

SCHEDULE 8.02

INVESTMENTS

Tech Data Corporation

Investment in Viacore, balance at April 30, 2003 $2,420,999.80

Tech Data Austria

Holds bonds and shares on investment funds to cover pensions for severance payments – EUR 96,000.

	Third Party	Beneficiary	LOC Amount
Tech Data Peru	ANVICAR	Ministerio Público	$14,769.59
	DIMEXA	PCM	12,000.00
	DIMEXA	Ministerio Agricultura	5,000.00
	DIMEXA	Ministerio de la Producción	28,122.08
	DIMEXA	Prog. Nacs. Unds. de Desarrollo	10,000.00
	DIMEXA	Prog. Nacs. Unds. de Desarrollo	15,000.00
	MICRO ADVANCE	Proy. Apoyo Mejorar Comercio Exterior	2,345.38
	MICRO ADVANCE	Prog. Nacs. Unds. de Desarrollo	10,000.00
	PERU MERCANTIL	PODER JUDICIAL	3,099.24

SCHEDULE 8.02(a)

LOANS TO FOREIGN SUBSIDIARIES

Tech Data Corporation (Lender) to Tech Data Global Finance L.P. (Borrower) in the amount of $300,000,000.

SCHEDULE 8.02(b)

INVESTMENTS IN FOREIGN SUBSIDARIES

Azlan AG	$1,342,667
Tech Data Canarias, S.C.	16,169
Tech Data Global Finance LP	1,390,039,682
TD Brasil Ltda.	10,911,944
Tech Data Peru S.A.	6,500,000
Tech Data Mexico S. de R. L. de C.V.	100,300

TOTAL	$1,408,910,762

Intercompany loan by Tech Data Corporation (Lender) to Tech Data Global Finance L.P. (Borrower) in the amount of $300,000,000.

1

SCHEDULE 8.03

EXISTING INDEBTEDNESS

	NATURE OF INDEBTEDNESS	BALANCE AT January 31, 2005

Tech Data Corporation
SunTrust Synthetic Lease Facility		$136,784,054.47

Moers Facility (C2000)	Capital Lease	EUR 18,653,206.06
Dr.-Berns-Str. 37
D-47441 Moers
Germany

Lessors:

Building (old part)

Immobilien-Vermietungsgesellschaft Reeder & Co

Objekt Moers KG

Ludwig-Erhard-Allee 9

D40227 Duesseldorf

Building (new Part)

Rosaria Grungstueckvermietunggesellschaft mbH & Co.

Objekt Moers KG

Ludwig-Erhard-Allee 9

D40227 Duesseldorf

Operating leases of personal property (which are not Synthetic Lease Obligations) with respect to which notice filings have been made pursuant to Section 9-408 of the Uniform Commercial Code.

Financing with Cisco of maintenance on Cisco switches for $919,000 at 0% interest.

Tech Data France Holding Sarl

Guarantee for previous owner of Soft Europe for EUR 900,000 related to the earn back payment.

Tech Data Espana, S.L.

Guarantee issued by Banco Espanol de credito for Tech Outsourcing Services for €145,174.19

TD Tech Data AB (Sweden)

Credit line with Nodea Bank for SEK 75,000,000. Secured by a lien on assets of TD Tech Data AB (Sweden)

Tech Data Brasil, Ltda.

Guarantee on fixed assets (net book value of $400,000) in favor of local tax authorities for a pending appeal of an administrative decision.

Tech Data Peru, S.A.C.

Guarantee issued by Citibank for $100,000 in favor of Nextel de Peru to support a line of credit.

Tech Data Europe GmbH

Guarantee to bank for loan to purchaser of Mindcom AB, a former subsidiary of TD Tech Data AB (Sweden) in the amount of SEK 11,500,000.

1

SCHEDULE 8.15

EXISTING GUARANTIES

OF ACCOUNTS RECEIVABLES

CUSTOMER	AMOUNT GUARANTEED
Future Computing Solutions Inc	$1,600,000.00
P and J Computers	$217,827.00
Network Infrastructure Corporation (NIC)	$382,981.42
Logical Choice (GA)	$1,400,000.00
Continental Resources	$500,000.00
RTM Communications	$100,000.00
Unicom Technology	$350,000.00
Netarx, Inc.	$150,000.00
Touchpoint, Inc.	$500,000.00
Advanced Vision Technology Group, Inc.	$75,000.00
Managed Solution Planning Experts, Inc. (MSPX, Inc.)	$400,000.00
Analysts International	$1,000,000.00
Manchester Technologies, Inc.	$500,000.00
Emtec, Inc.	$100,000.00
Dox Electronics	$250,000.00
Amherst Equipment	$2,000,000.00
Various floorplanning customers	145,765.00
Various floorplanning customers	26,007.00
Current occupant-sub-lease	384,320.00
Combest, Inc.	350,000.00

TOTAL:	$10,431,900.42

1

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

TECH DATA CORPORATION:

5350 Tech Data Drive

Clearwater, Florida 33760

(727) 539-7429

Website address:        www.techdata.com

Attention: David R. Vetter

Title: Senior Vice President, General Counsel, Asst. Secretary

Telephone: ext. 77062

Facsimile: (727) 538-7803

Electronic Mail: dvetter@techdata.com

Attention: Charles V. Dannewitz,

Title: Senior Vice President of Taxes and Treasurer

Telephone: ext. 78028

Facsimile: (727) 532-8028

Electronic Mail: cdannewi@techdata.com

Attention: Jeffery P. Howells

Title: Executive Vice President, Chief Financial Officer

Telephone: ext. 77825

Facsimile: (727) 538-5860

Electronic Mail: jhowells@techdata.com

1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2001 Clayton Road, 2nd Floor

CA4-704-02-25

Concord, California 94520-2405

Attention:        Brian D. Graybill

                        AVP, Credit Services Consultant

Telephone:      925.675.8414

Facsimile:       888.969.9147

Electronic Mail: brian.graybill@bankofamerica.com

Account No: 3750836479

Ref: Tech Data Corporation

ABA# 111000012

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

CA5-701-05-19

San Francisco, California 94103-1399

Attention:        Robert J. Rittelmeyer

Telephone:      415.436.2616

Facsimile:       415.503.5099

Electronic Mail: robert.j.rittelmeyer@bankofamerica.com

Other Notices as a Lender:

Bank of America, N.A.

Portfolio Management

315 Montgomery Street, 6th Floor

CA5-704-06-37

San Francisco, California 94104

Attention:        Thomas R. Sullivan

                        Vice President

Telephone:      415-622-3482

Facsimile:       415-622-4585

Electronic Mail: thomas.r.sullivan@bankofamerica.com

2

L/C ISSUER:

Bank of America, N.A.

Trade Operations-Los Angeles #22621

333 S. Beaudry Avenue, 19th Floor

Mail Code: CA9-703-19-23

Los Angeles, CA 90017-1466

Attention: Hermann	J. Schutterle
Assistant	Vice President

Telephone:      213.345.0397

Facsimile:       213.345.6684

Electronic Mail: hermann.schutterle@bankofamerica.com

SWING LINE LENDER:

Bank of America, N.A.

2001 Clayton Road, 2nd Floor

CA4-704-02-25

Concord, California 94520-2405

Attention:        Brian D. Graybill

                        AVP, Credit Services Consultant

Telephone:      925.675.8414

Facsimile:       888.969.9147

Electronic Mail: brian.graybill@bankofamerica.com

Account No: 3750836479

Ref: Tech Data Corporation

ABA# 111000012

3

LENDERS:

ABN AMRO BANK N.V.

For payments and Requests for Credit Extensions:

ABN AMRO Bank N.V.

540 West Madison Street

Suite 2100

Chicago, Illinois 60661

Attention: Loan Administration

Telephone: 312.992.5152

Facsimile: 312.992.5157

Electronic Mail: cpu.team.a@abnamro.com

Wiring Instructions:

ABN AMRO Bank N.V.

New York, New York

ABA #026009580

F/O ABN AMRO Bank, N.V.

Chicago Trade Services CPU

Account #650-001-1738-41

Ref: MTI #00453471/Tech Data Corporation

Other Notices as Administrative Agent:

ABN AMRO Bank N.V.

101 California Street

Suite 4300

San Francisco, California 94111

Attention: Jana Dombrowski

Telephone: 415.984.3708

Facsimile: 415.984.3717

Electronic Mail: jana.dombrowski@abnamro.com

4

SUNTRUST BANK

For payments and Requests for Credit Extensions:

SunTrust Bank

200 S. Orange Avenue

10th Floor

Orlando, Florida 32801

Attention: Lois Keezel/Debbie Joerger

Telephone: 407.237.4855/4393

Facsimile: 407.237.5342

Electronic Mail: lois.keezel@suntrust.com

Wiring Instructions:

SunTrust Bank

Atlanta, Georgia

ABA #908-800-0112

Account #0050483848

Account Name: Corporate and Investment Banking

Ref: Tech Data Corporation

Attention: Lois Keezel

Other Notices as Administrative Agent:

SunTrust Bank 401 E. Mackson Street

Suite 1850

Tampa, Florida 33602

Attention: Don Campisano/Owen Whyte

Managing Director/Vice President

Telephone: 813.224.2397/2833

Facsimile: 813.318.3425

Electronic Mail: donald.campisano@suntrust.com

5

CITICORP USA, INC.

For payments and Requests for Credit Extensions:

Citicorp USA, Inc.

2 Penns Way

Suite 110

New Castle, Delaware 19720

Attention: Karen Riley

                 Global Loans Admin

Telephone: 302.894.6084

Facsimile: 212.994.0847

Electronic Mail: karen.riley@citigroup.com

Wiring Instructions:

Citibank N.A.

New York, New York

ABA #021000089

Account #40580628

Account Name: Atlanta

Ref: Tech Data Corporation

Attention: Karen Riley

Other Notices as Administrative Agent:

Citicorp USA, Inc.

388 Greenwich, 21st Floor

New York, New York 10013

Attention: Anuj Chandra

Vice President

Telephone: 212.816.8701

Facsimile: 212.816.8112

Electronic Mail: anuj.chandra@citigroup.com

6

BNP PARIBAS

For payments and Requests for Credit Extensions:

BNP Paribas

919 3rd Avenue

New York, New York 10022

Attention: Gabriel Candamo

Assistant Vice President

Telephone: 212.471.6626

Facsimile: 212.841.2683

Electronic Mail: gabriel.candamo@americas.bnpparibas.com

Wiring Instructions:

BNP Paribas

New York, New York

ABA #026007689

Account #A/C52131543461

Favor: BNPP Houston Loan Servicing

Ref: Tech Data Corporation

Attention: Gabriel Candamo

Other Notices as Administrative Agent:

BNP Paribas 1200 Smith Street

Suite 3100

Houston, Texas 77002

Attention: Craig Pierce

Vice President

Telephone: 713.982.1108

Facsimile: 713.659.5228

Electronic Mail: craig.pierce@americas.bnp.paribas.com

7

WACHOVIA BANK, N.A.

For payments and Requests for Credit Extensions:

Wachovia Bank, National Association

201 S. College Street

Charlotte, North Carolina 28288

Attention: LeKeisha Neely

Telephone: 704.374.6145

Facsimile: 704.715.0095

Electronic Mail: lekeisha.neely@wachovia.com

Wiring Instructions:

Wachovia Bank, Natoinal Association

Charlotte, North Carolina

ABA #053000219

Account #0145916 8107011

Ref: Tech Data Corporation

Other Notices as Administrative Agent:

301 S. College Street

Mail Code TW-6

Charlotte, North Carolina 28288

Attention: Andy Phelps

                 Vice President

Telephone: 704.383.7239

Facsimile: 704.383.1625

Electronic Mail: andy.phelps@wachovia.com

8

SCOTIABANC INC.

For payments and Requests for Credit Extensions:

Scotiabanc Inc.

600 Peachtree Street, N.E.

Suite 2700

Atlanta, Georgia 30043

Attention: Eileen Mance

Telephone: 404.877.1525

Facsimile: 404.888.8998

Electronic Mail: eileen_mance@scotiacapital.com

Wiring Instructions:

Scotiabanc Inc.

New York, New York

ABA #0260 0253 2

Account #0735639

Ref: Tech Data Corporation

Other Notices as Administrative Agent:

Scotiabanc Inc.

600 Peachtree Street, N.E.

Suite 2700

Atlanta, Georgia 30043

Attention: William Zarrett

                Managing Director

Telephone: 404.877.1504

Facsimile: 404.888.8995

Electronic Mail: william_zarrett@scotiacapital.com

9

JPMORGAN CHASE BANK, N.A.

For payments and Requests for Credit Extensions:

131 South Dearborn, Floor 5

Chicago, Illinois 60603

Attention: Medy Hernandez

                 Client Service Assistant

Telephone: 312.385.7037

Facsimile: 312.385.7096

Electronic Mail: medy_hernandez@bankone.com

Wiring Instructions:

JPMorgan Chase Bank, N.A.

Chicago, Illinois

ABA #071000013

Account #481152860000

Account Name: 652 Income Account

Attention: Medy Hernandez

Ref: Tech Data Corporation

Other Notices as Administrative Agent:

700 Lavaca Street, 2nd Floor

Austin, Texas 78701

Attention: Steve Prichett

                 Senior Vice President

Telephone: 512.479.2220

Facsimile: 512.479.2211

Electronic Mail: steve.prichett@jpmorgan.com

10

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

For payments and Requests for Credit Extensions:

Bayerische Hypo-und Vereinsbank AG, New York Branch

150 East 42nd Street

New York, New York 10017

Attention: Tina Chung

Telephone: 212.672.5688

Facsimile: 212.672.5691

Wiring Instructions:

Federal Reserve Bank of New York

Favor: Bayerische Hypo-und Vereinsbank AG

New York Branch

ABA #026 008 808

Reference: Tech Data Corporation

Attention: Tina Chung

Other Notices as Administrative Agent:

Bayerische Hypo-und Vereinsbank AG, New York Branch

150 East 42nd Street

New York, New York 10017

Attention: William Hunter

Telephone: 212.672.5340

Facsimile: 212.672.5530

Electronic Mail: william_hunter@hvbamericas.com

11

U.S. BANK, NATIONAL ASSOCIATION

For payments and Requests for Credit Extensions:

U.S. Bank, National Association

1850 Osborn Avenue

Oshkosh, Wisconsin 54901

Attention: Connie Sweeney

                 Commercial Loan Operations

Telephone: 920.237.7604

Facsimile: 920.237.7993

Electronic Mail: connie.sweeney@usbank.com

Wiring Instructions:

U.S. Bank, National Association

ABA #042 0000 13

Account #18692160600

Ref: Tech Data Corporation

Other Notices as Administrative Agent:

U.S. Bank, National Association

425 Walnut Street, 8th Floor

Cincinnati, Ohio 45202

Attention: Richard J. Popp

                Vice President

Telephone: 513.632.2013

Facsimile: 513.632.2068

Electronic Mail: richard.popp@usbank.com

12

NATEXIS BANQUES POPULAIRES

For payments and Requests for Credit Extensions:

Natexis Banques Populaires

1251 Avenue of the Americas

New York, New York 10020

Attention: Connie Moy

                  LSU/Account Administrator

Telephone: 212.872.5061

Facsimile: 212.872.5160

Electronic Mail: connie.moy@nyc.nxbp.com

Wiring Instructions:

JP Morgan Chase

New York, New York

For credit to: Natexis Banques Populaires

ABA #0210-0002-1

Account Number: 544-7-75330

Account Name: Tech Data COrporaiton

Attention: Connie Moy

Other Notices as Administrative Agent:

Natexis Banques Populaires

1251 Avenue of the Americas

New York, New York 10020

Attention: Nicolas Regent

                 VP Multinational Group, New York Branch

Telephone: 212.872.5119

Facsimile: 212.872.5163

Electronic Mail: nicolas.regent@nyc.nxbp.com]

13

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of March 7, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tech Data Corporation, a Florida corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of . [State currency and amount]

3.	Comprised of . [Type of Committed Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of [months] [weeks].

The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

TECH DATA CORPORATION

By:
Name:
Title:

A - 1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of March 7, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tech Data Corporation, a Florida corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

TECH DATA CORPORATION

By:
Name:
Title:

B - 1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

                    , 2005

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to or                                                   registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of March 7, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Facility Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

TECH DATA CORPORATION

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

Form of Note

ACKNOWLEDGEMENT OF EXECUTION ON BEHALF OF

TECH DATA CORPORATION

STATE OF CALIFORNIA

COUNTY OF

Before me, the undersigned, a Notary Public in and for said County and State on this      day of March, 2005 A.D., personally appeared                             , known to be the                                   of Tech Data Corporation (the “Borrower”), who, being by me duly sworn, says he works at 5350 Tech Data Drive, Clearwater, Florida 33760 and that by authority duly given by, and as the act of, the Borrower, the foregoing Note dated as of March 7, 2005 was signed by him as said                                                           on behalf of the Borrower.

Witness my hand and official seal this      day of March, 2005.

Notary Public

(SEAL)

My commission expires:

Form of Note

AFFIDAVIT OF INGRID OLSON MCCLINTOCK

The undersigned, being first duly sworn, deposes and says that:

1. She is an Attorney with the law firm of Helms Mulliss & Wicker, PLLC and works at 201 North Tryon Street, Suite 3000, Charlotte, North Carolina 28202.

2. The Note of Tech Data Corporation dated March 7, 2005 was delivered to her in Charlotte, North Carolina via Federal Express from            , California on March            , 2005.

This the     day of March, 2005.

Ingrid Olson McClintock

Acknowledgement of Execution

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

Before me, the undersigned, a Notary Public in and for said County and State on this      day of March, 2005, personally appeared Ingrid Olson McClintock who before me affixed her signature to the above Affidavit.

Witness my hand and official seal this      day of March, 2005.

Terry L. Witcher, Notary Public

(SEAL)

My commission expires: September 1, 2009

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of March 7, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tech Data Corporation, a Florida corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article VI of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,                     .

TECH DATA CORPORATION

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 8.13(a) – Consolidated Tangible Net Worth.[1]

A.	Actual Consolidated Tangible Net Worth at Statement Date:

	1.	Shareholders’ Equity:	$

	2.	Goodwill:	$

	3.	Consolidated Tangible Net Worth (Line I.A.1 less Line I.A.2):	$

B.	80% of Consolidated Tangible Net Worth as of January 31, 2005		$

C.	75% of Consolidated Net Income for each full fiscal quarter ending after January 31, 2005 (no reduction for losses):		$

D.	100% of increases in Shareholders’ Equity after date of Agreement from issuance and sale of capital stock or other equity interests (including from conversion of debt securities):		$

E.	Minimum required Consolidated Tangible Net Worth (Lines I.B + I.C + I.D):		$

F.	Excess (deficit) for covenant compliance (Line I.A – I.E):		$

[1]	The effect of Excluded Dividends and Stock Repurchases and the effect of currency translation adjustments resulting from any change in currency exchange rates occurring after January 31, 2005 shall be excluded from the calculation of the Consolidated Tangible Net Worth and the Consolidated-Debt-to-Capitalization Ratio in accordance with Sections 8.13(d)(i) and (ii) of the Agreement. The effect of any non-cash changes due to impairments in accordance with Financial Accounting Standards Statement of Financial Standards No. 142, or any non-cash charges due to the expensing of non-vested stock options existing on January 31, 2005 in accordance with FASB Statement of Financial Standards No. 123R or successor FASB Standard relating to the expensing of stock options shall be disregarded for the calculation of Consolidated Tangible Net Worth and the Consolidated-Debt-to-Capitalization Ratio.

Form of Compliance Certificate

II.	Section 8.13(b) – Consolidated Debt-to-Capitalization Ratio. [1]

A.	Consolidated Funded Indebtedness at Statement Date:		$

B.	Consolidated Total Capitalization at Statement Date:

	1.	Consolidated Funded Indebtedness at Statement Date:	$

	2.	Shareholder’s Equity:	$

	3.	Consolidated Total Capitalization (Lines III.B.1 + 2):	$

C.	Consolidated Debt-to-Capitalization Ratio (Line II.A. ÷ Line II.B.3):		$

	Maximum permitted:		0.40 to 1.00

III.	Section 8.13(c) – Consolidated Interest Coverage Ratio.[2]

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”)

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges[3] for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expense for Subject Period:	$

	5.	Amortization expense for Subject Period:	$

	6.	Consolidated EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5):	$

B.	Consolidated Interest Charges[3] for Subject Period:		$

C.	Consolidated Interest Coverage Ratio (Line III.A.6 ÷ Line III.B):		to 1.00

	Minimum permitted:		3.50 to 1.00

[2]	The effect of any non-cash changes due to impairments in accordance with Financial Accounting Standards Statement of Financial Standards No. 142, or any non-cash changes due to the expensing of non-vested stock options existing on January 31, 2005 in accordance with FASB Statement of Financial Standards No. 123R or successor FASB Standard relating to the expensing of stock options shall be disregarded for the calculation of the Consolidated Interest Coverage Ratio.
[3]	Consolidated Interest Charges are not reduced by interest income.

Form of Compliance Certificate

IV.	Sale and Leaseback Transactions

A.	Off-Balance Sheet Liabilities consisting of Sale and Leaseback transactions at Statement Date:	$

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ Approved Fund of [identify Lender]

3.	Borrower:	Tech Data Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement, dated as of March 7, 2005 among Tech Data Corporation, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Form of Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*		Amount of Commitment Assigned*		Percentage Assigned of Commitment[4]
___________	$	___________	$	___________	___________%
___________	$	___________	$	___________	___________%
___________	$	___________	$	___________	___________%

[7.         Trade Date:                                              ]5

Effective Date:                            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]6 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][7]

By:
Title:

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MARCH

7, 2005, AMONG TECH DATA CORPORATION, THE LENDERS PARTIES THERETO,

AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

SWING LINE LENDER AND L/C ISSUER

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Florida.

Form of Assignment and Assumption

EXHIBIT F

FORM OF FACILITY GUARANTY

SECOND AMENDED AND RESTATED GUARANTY AGREEMENT

THIS SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of March 7, 2005, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders now or hereafter party to the Credit Agreement defined below (the “Lenders,” and collectively with the Administrative Agent, and certain other Persons parties to Related Swap Contracts as more particularly described in Section 19 hereof, the “Secured Parties”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Secured Parties have entered into a Credit Agreement dated as of May 8, 2000, as amended by an Amended and Restated Credit Agreement dated as of May 2, 2003, and as otherwise amended prior to the date hereof (the “Existing Credit Agreement”), pursuant to which the Lenders have made available to Tech Data Corporation (the “Borrower”) a multicurrency revolving credit facility including a letter of credit subfacility and swing line subfacility;

WHEREAS, the Borrower has requested and the Secured Parties have agreed to further amend and restate the Existing Credit Agreement pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of the date hereof, among the Borrower, the Administrative Agent and the Lenders (as from time to time amended, modified, supplemented or restated, the “Credit Agreement”);

WHEREAS, each Guarantor is, directly or indirectly, a Subsidiary of the Borrower and will materially benefit from the Loans and other Credit Extensions made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement;

WHEREAS, each Guarantor entered into a Guaranty Agreement, each as amended by an Amended and Restated Guaranty Agreement (each an “Existing Guaranty Agreement”, and collectively the “Existing Guaranty Agreements”) in connection with the Existing Credit Agreement;

WHEREAS, each of the undersigned Guarantors is required to enter into this Guaranty Agreement, which amends and restates the Existing Guaranty Agreements, pursuant to the terms of the Credit Agreement; and

Form of Facility Guaranty

WHEREAS, a material part of the consideration given in connection with and as an inducement to the amendment and restatement of the Credit Agreement by the Secured Parties was the obligation of the Borrower to cause each Guarantor to enter into this Guaranty Agreement, and the Secured Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement;

NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby amend and restate the Existing Guaranty Agreements and agree as follows:

1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Borrower’s Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Borrower’s Liabilities” means: (a) the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and Attorney Costs); (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement and all other Loan Documents; and (c) the Borrower’s prompt payment in full, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising under Related Swap Contracts (as defined below). The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. For purposes of this Guaranty Agreement, “Related Swap Contracts” means all Swap Contracts between the Borrower and a Lender or Affiliate of a Lender with respect to Indebtedness evidenced by the Notes and which are not prohibited by the express terms of the Loan Documents. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Borrower’s Liabilities.

The Borrower’s Liabilities and the Guarantors’ Obligations of certain Guarantors are secured by the Pledge Agreement referred to in the Credit Agreement.

2. Payment. If the Borrower shall default in payment or performance of any of the Borrower’s Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Borrower’s Liabilities then due and owing.

Form of Facility Guaranty

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and the Pledge Agreement to which it is a party by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Borrower’s Liabilities, or any other guaranty of any of the Borrower’s Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Borrower’s Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrower’s Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of the Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower or any Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrower’s Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Facility Guaranty now or hereafter in effect);

Form of Facility Guaranty

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrower’s Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Borrower’s Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in the applicable currency of the respective Borrower’s Liabilities (pursuant to the applicable Loan Agreement or Related Swap Contract) and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower’s Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower’s Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Borrower’s Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Borrower, to the payment in full of the Borrower’s Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or the Related Swap Contracts. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Borrower’s Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

Form of Facility Guaranty

7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s place of business set forth in the Credit Agreement or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Borrower’s Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower’s Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Secured Parties then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

Form of Facility Guaranty

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Borrower’s Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Borrower’s Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Borrower’s Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the credit facilities under

Form of Facility Guaranty

the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made; (b) all Commitments shall have terminated or expired; (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Swap Contracts shall have been fully, finally and irrevocably paid and satisfied in full and the Related Swap Contracts shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto; and (d) the Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to the Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organizational Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

Form of Facility Guaranty

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Borrower’s Liabilities is rescinded or must be restored for any reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney—in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Borrower and the Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Borrower’s books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

Form of Facility Guaranty

16. Rules of Interpretation. The rules of interpretation contained in Sections 1.03 and 1.08 of the Credit Agreement shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article X thereof (concerning the Administrative Agent) and Section 11.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Swap Contracts. All obligations of the Borrower under Related Swap Contracts to which any Lender or its Affiliates are a party shall be deemed to be Borrower’s Liabilities, and each Lender or Affiliate of a Lender party to any such Swap Contract shall be deemed to be a Secured Party hereunder with respect to such Borrower’s Liabilities; provided, however, that such obligations shall cease to be Borrower’s Liabilities at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section shall have, prior to the Facility Termination Date, any right to notice of any

Form of Facility Guaranty

action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Guarantors’ Obligations (including the release or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each Agent-Related Person shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

20. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 11.02(b) of the Credit Agreement shall be applicable to this Guaranty Agreement.

22. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement, each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ Obligations relating to Borrower’s Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

23. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other Credit Extensions pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Borrower’s Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Schedule 11.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 11.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

Form of Facility Guaranty

25. Joinder. Each Person who shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

26. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH

Form of Facility Guaranty

GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE SECURED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

Form of Facility Guaranty

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

TECH DATA PRODUCT MANAGEMENT, INC.
TECH DATA FINANCE PARTNER, INC.
TECH DATA LATIN AMERICA, INC.

WITNESS:

By:
	Name: Title:	Charles V. Dannewitz Senior Vice President of Tax and Treasurer

Form of Facility Guaranty

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent for the Lenders

By:
Name:	Robert J. Rittelmeyer
Title:	Vice President

Form of Facility Guaranty

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of                     , 20     is made by and between                                         , a                     (the “Joining Guarantor”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement (as amended, supplemented or restated from time to time, the “Credit Agreement”), dated as of March 7, 2005, by and among Tech Data Corporation (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Joining Guarantor is a Subsidiary and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Guaranty; and

WHEREAS, the Joining Guarantor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guaranty and including any Lender or Affiliate of any Lender party to a Related Swap Contract):

1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Secured Parties of the payment and performance in full of the Borrower’s Liabilities (as defined in the Guaranty) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty.

2. Affirmations. The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.

3. Severability. The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Form of Facility Guaranty

4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Section 11.02(b) of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

5. Delivery. Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Borrower’s Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents and the Related Swap Contracts made and maintained, in reliance on this Guaranty Joinder Agreement and the Guarantor’s joinder as a party to the Guaranty as herein provided.

6. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 26 of the Guaranty are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

Form of Facility Guaranty

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Form of Facility Guaranty

EXHIBIT G

DOMESTIC AND FOREIGN OPINIONS

To be attached.

G-1

Domestic and Foreign Opinion

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

CONSOLIDATED FORM OF

INTERCREDITOR AGREEMENT

Dated as of May 8, 2000,

as amended

AMONG

THE CREDITORS OF

TECH DATA CORPORATION

AND CERTAIN OF ITS SUBSIDIARIES

AND

TECH DATA CORPORATION

AND CERTAIN OF ITS SUBSIDIARIES

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of May 8, 2000, as amended (this “Agreement”) among the Creditors (as defined below) of Tech Data Corporation, a Florida corporation (the “Borrower”), and certain of its Subsidiaries that are either Subsidiary Guarantors (as defined in Section 1 hereof) or owners of Pledged Interests (as defined in Section 1 hereof), the Borrower, and such Subsidiaries. Capitalized terms used herein without definition shall have the meaning set forth in the Revolving Credit Agreement (as defined herein).

RECITALS:

A. Under and pursuant to those certain Guaranty Agreements dated as of May 8, 2000, or January 14, 2003, respectively, executed by the respective Subsidiary Guarantors parties thereto (such Guaranty Agreements, as amended by that certain Amended and Restated Guaranty Agreement dated as of May 2, 2003, and as further amended, revised, modified, supplemented or amended and restated from time to time, being referred to collectively as the “Initial Lender Guaranties”), such Subsidiary Guarantors have guaranteed the obligations (the “Loan Obligations”) of the Borrower under that certain Credit Agreement dated as of May 8, 2000 (as amended by that certain Amended and Restated Credit Agreement dated as of May 2, 2003, and as further amended, revised, modified, supplemented or amended and restated from time to time, the “Revolving Credit Agreement”), among the Borrower, the various financial institutions parties thereto as lenders from time to time (each, a “Revolving Lender”, and collectively, the “Revolving Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent” and together with the Revolving Lenders, the “Revolving Creditors”).

B. Under and pursuant to that Amended and Restated Guaranty Agreement (Lessee Obligations) dated as of July 31, 2003, executed by the Borrower and the respective Subsidiary Guarantors parties thereto, (such Guaranty Agreement, as amended, revised, modified, supplemented or amended and restated from time to time, being referred to collectively as the “Initial TROL Guaranty”), the Borrower and such Subsidiary Guarantors have guaranteed the obligations (the “TROL Obligations”) of the Borrower and certain of its Subsidiaries under (i) a Second Amended and Restated Participation Agreement dated as of July 31, 2003 (as amended, revised, modified, supplemented or amended and restated from time to time, the “Participation Agreement”) among the Borrower, SunTrust Equity Funding, LLC, as Lessor (the “Lessor”), the lenders party thereto from time to time (the “TROL Lenders”), and SunTrust Bank, as administrative agent (the “TROL Agent”), (ii) a Second Amended and Restated Lease Agreement dated July 31, 2003 (as amended, revised, modified, supplemented or amended and restated from time to time, the “Lease Agreement”) between the Lessor and the Borrower, (iii) the Lease Supplements (as defined in the Participation Agreement) from time to time (the “Lease Supplements”), and (iv) the other Operative Agreements (as defined in the Participation Agreement) (the “Operative Agreements”) (the Participation Agreement, Lease Agreement, Lease Supplements and other Operative Agreements being collectively referred to as the “TROL Documents”).

C. Pursuant to the terms of the Revolving Credit Agreement and the TROL Documents, any Domestic Subsidiary which either becomes a Significant Subsidiary or is created or acquired after May 8, 2000 and becomes a Significant Subsidiary shall execute guaranty agreements substantially in the forms of the Initial Lender Guaranties and the Initial TROL Guaranty, respectively (each, a “Subsequent Lender Guaranty” or “Subsequent TROL Guaranty”, as the case may be) guaranteeing the Loan Obligations and the TROL Obligations.

D. The Borrower and the Subsidiary Guarantors contemplate that from time to time after the date hereof the Borrower may, subject to the terms and conditions of the Revolving Credit Agreement and TROL Documents, incur certain Indebtedness more particularly described in Section 8.03(e) of the Revolving Credit Agreement, and that qualifies as Senior Parity Debt, and each Domestic Subsidiary that is a Significant Subsidiary may guarantee such Indebtedness which the Borrower and the Subsidiary Guarantors desire to treat as Senior Parity Debt permitted pursuant to Section 8.03(e) of the Revolving Credit Agreement (such Guarantees being collectively called the “Senior Debt Guaranties”). Pursuant to the Revolving Credit Agreement and TROL Documents, such Indebtedness, including the Guarantees of such Significant Subsidiaries, shall be treated as Senior Parity Debt if the obligees or a trustee or agent for the obligees of such Indebtedness (such holders and any applicable trustee or agent therefor being collectively referred to as the “Senior Parity Debt Holders”) execute and deliver and become a party to this Intercreditor Agreement pursuant to the requirements of Section 3.4 hereof. (The Initial Lender Guaranties, Subsequent Lender Guaranties, the guaranties by the Subsidiary Guarantors under Initial TROL Guaranty (it being understood and agreed that the guaranties of the Borrower under the Initial TROL Guaranty shall not constitute a “Subsidiary Guaranty”), Subsequent TROL Guaranties and the Senior Debt Guaranties are hereinafter collectively referred to as the “Subsidiary Guaranties.”)

E. Pursuant to the terms of various pledge agreements, share pledge agreements, charges over shares and similar agreements (collectively, as the same may be amended or otherwise modified from time to time, the “Pledge Agreements”), the Borrower and certain of its Subsidiaries (collectively, the “Pledgors”) have created, or may after the date hereof be required to create, in favor of Bank of America, N.A., as collateral agent or one or more designated sub-agents (collectively, the “Collateral Agent”), security interests in certain stock of or other equity interests in Significant Subsidiaries which are Direct Foreign Subsidiaries (collectively, the “Pledged Interests”) for the benefit of the Collateral Agent, the Revolving Creditors, TROL Creditors and Senior Parity Debt Holders.

F. To the extent that the Borrower creates Senior Parity Debt pursuant to Section 8.03(e) of the Revolving Credit Agreement, (i) the Domestic Subsidiaries which are Significant Subsidiaries may guarantee (on terms substantially similar to the terms of the Subsidiary Guaranties) the payment of such Senior Parity Debt and each such guaranty by a Subsidiary Guarantor shall likewise constitute a Senior Parity Debt Obligation, and (ii) the security interests granted by the Pledgors in the Pledged Interests held by the Collateral Agent shall also secure payment of such Senior Parity Debt.

G. The Revolving Creditors, the TROL Creditors and the Senior Parity Debt Holders from time to time party hereto, desire to enter into this Agreement in order to provide for the sharing of payments received pursuant to the Subject Agreements (as defined in Section 1 hereof).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

The following terms shall have the meanings assigned to them below in this Section 1 or in the provisions of this Agreement referred to below:

“Additional Creditors” shall mean Senior Parity Debt Holders which execute and deliver and become a party to this Intercreditor Agreement pursuant to the requirements of Section 3.4 hereof, and shall include in each case any trustee or agent acting on their behalf with respect to any matters pertinent hereto.

“Administrative Agent” shall have the meaning assigned thereto in the Recitals.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Bankruptcy Proceeding” shall mean, with respect to any Person, a general assignment of such Person for the benefit of its creditors, or the institution by or against such Person of any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property.

“Collateral Agent” shall have the meaning assigned thereto in the Recitals.

“Collateral Agent-Related Persons” shall mean the Collateral Agent (including any successor collateral agent), together with its Affiliates.

“Creditor” shall individually mean any Revolving Creditor, TROL Creditor or Additional Creditor and “Creditors” shall mean all of the Revolving Creditors, the TROL Creditors and Additional Creditors.

“Domestic Subsidiary” shall have the meaning set forth in the Revolving Credit Agreement.

“Excess Subject Payment” shall mean as to any Creditor an amount equal to the Subject Payment received by such Creditor less the Pro Rata Share of Subject Payments to which such Creditor is then entitled.

“Guarantee” shall have the meaning assigned to it in the Revolving Credit Agreement.

“Indebtedness” shall have the meaning assigned thereto in the Revolving Credit Agreement.

“Initial Lender Guaranties” shall have the meaning assigned thereto in the Recitals.

“Initial TROL Guaranty” shall have the meaning assigned thereto in the Recitals.

“Intercreditor Indemnified Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Collateral Agent-Related Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement, any Pledge Agreement or any liens in connection with the Collateral or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto.

“Lease Agreement” shall have the meaning assigned thereto in the Recitals.

“Lease Supplements” shall have the meaning assigned thereto in the Recitals.

“Lender Guaranty” shall mean, collectively, the Initial Lender Guaranties and all Subsequent Lender Guaranties.

“Lessee/Borrower Party” shall have the meaning set forth in the Participation Agreement.

“Loan Obligations” shall have the meaning assigned thereto in the Recitals.

“Majority Creditors” shall mean both the Requisite Lenders (as defined in the Revolving Credit Agreement) and the Majority Financing Parties (as defined in the TROL Credit Agreement).

“Operative Agreement” shall have the meaning assigned thereto in the Recitals.

“Owner Trustee” shall have the meaning assigned thereto in the Recitals.

“Participation Agreement” shall have the meaning assigned thereto in the Recitals.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Pledge Agreements” shall have the meaning assigned thereto in the Recitals.

“Pledged Interest” shall have the meaning assigned thereto in the Recitals.

“Pledgors” shall have the meaning assigned thereto in the Recitals.

“Pro Rata Share of Subject Payments” shall mean, as of the date of any Subject Payment to a Creditor in respect of a Subject Agreement, an amount equal to the product obtained by multiplying (a) the amount of all Subject Payments made by all Subsidiary Guarantors and by the Collateral Agent from proceeds of the Pledged Interests to all Creditors less all reasonable costs incurred by such Creditors (including, in the case of the Lenders, costs incurred by the Administrative Agent and Collateral Agent on behalf of the Lenders), in connection with the collection of such Subject Payments by (b) a fraction, the numerator of which shall be the Specified Amount owing to such Creditor, and the denominator of which is the aggregate amount of all outstanding Subject Obligations (without giving effect in the numerator or the denominator to the application of any such Subject Payments on such date).

“Receiving Credit Agreement” shall have the meaning assigned thereto in the Recitals.

“Receiving Creditor” shall have the meaning assigned thereto in Section 2 hereof.

“Revolving Creditors” shall have the meaning assigned thereto in the Recitals.

“Revolving Lenders” shall have the meaning assigned thereto in the Recitals.

“Senior Debt Guaranty” shall have the meaning assigned thereto in the Recitals.

“Senior Parity Debt” shall have the meaning assigned thereto in the Revolving Credit Agreement.

“Senior Parity Debt Agreements” shall mean, collectively, the instruments and agreements evidencing the Senior Parity Debt, and any agreements under which the Senior Parity Debt is created.

“Senior Parity Debt Holders” shall have the meaning assigned thereto in the Recitals.

“Senior Parity Debt Indemnified Liabilities” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Collateral Agent-Related Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Senior Parity Debt Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto.

“Senior Parity Debt Obligations” shall mean the obligations of the Borrower under any note, loan or other obligation issued by the Borrower and guaranteed by a Subsidiary Guarantor where such note, loan or other obligation issued by the Borrower constitutes Senior Parity Debt of the Borrower and such guaranty constitutes Senior Parity Debt.

“Significant Subsidiary” shall have the meaning set forth in the Revolving Credit Agreement.

“Specified Amount” shall mean as to any Creditor the aggregate amount of the Subject Obligations owed to such Creditor.

“Subject Agreements” shall mean (a) the Subsidiary Guaranties and (b) the Pledge Agreements.

“Subject Obligations” shall mean (a) the TROL Obligations under or in respect of the TROL Documents, (b) the Loan Obligations under or in respect of the Revolving Credit Agreement, and (c) the Senior Parity Debt Obligations held by Additional Creditors.

“Subject Payment” shall have the meaning set forth in Section 2 hereof.

“Subsequent Lender Guaranty” shall have the meaning assigned thereto in the Recitals.

“Subsequent TROL Guaranty” shall have the meaning assigned thereto in the Recitals.

“Subsidiary Guaranties” shall have the meaning assigned thereto in the Recitals.

“Subsidiary Guarantor” shall mean a Domestic Subsidiary of the Borrower that delivers one or more Subsidiary Guaranties.

“TROL Agent” shall have the meaning assigned hereto in the Recitals.

“TROL Credit Agreement” shall have the meaning assigned hereto in the Recitals.

“TROL Creditors” shall mean, collectively, the TROL Financing Parties, the TROL Agent and the Lessor.

“TROL Documents” shall have the meaning assigned hereto in the Recitals.

“TROL Financing Parties” shall have the meaning assigned to the term “Financing Parties” in the Participation Agreement.

“TROL Guaranty” means, collectively, the Initial TROL Guaranty and all Subsequent TROL Guaranties.

“TROL Lenders” shall have the meaning assigned hereto in the Recitals.

“TROL Obligations” shall have the meaning assigned hereto in the Recitals.

“TROL Property” shall have the meaning assigned to the term “Property” in the Participation Agreement.

SECTION 2. SHARING OF RECOVERIES.

Each Creditor hereby agrees with each other Creditor that payments (including payments made through setoff of deposit balances or otherwise or payments or recoveries from any security interest granted to any Creditor, other than real or tangible personal property security interests granted to the TROL Creditors) made under or pursuant to the terms of any Subject Agreement in respect of Subject Obligations (1) within 90 days prior to or at any time following the commencement of a Bankruptcy Proceeding with respect to the Subsidiary Guarantor, Pledgor or Borrower party to such Subject Agreement or (2) following the acceleration of such Subject Obligation (a “Subject Payment”), shall be shared so that each Creditor shall receive its Pro Rata Share of Subject Payments. Accordingly, each Creditor hereby agrees that in the event any Creditor shall receive a Subject Payment (a “Receiving Creditor”), and any other Creditor shall not concurrently receive its Pro Rata Share of Subject Payments, then the Receiving Creditor shall promptly remit the Excess Subject Payment to each other Creditor who shall then be entitled thereto so that after giving effect to such payment (and any other payments then being made by any other Receiving Creditor pursuant to this Section 2) each Creditor shall have received its Pro Rata Share of Subject Payments.

Any such payments shall be deemed to be and shall be made in consideration of the purchase for cash at face value, but without recourse, ratably from the other Creditors of such amount of TROL Obligations, Loan Obligations or Senior Parity Debt Obligations (or interest therein), as the case may be, to the extent necessary to enable such Receiving Creditor to share such Excess Subject Payment with the other Creditors as hereinabove provided; provided, however, that if any such purchase or payment is made by any Receiving Creditor and if such Excess Subject Payment or part thereof is thereafter recovered from such Receiving Creditor by the Person that made such Subject Payment (including, without limitation, by any trustee in bankruptcy of such Person or any creditor thereof, or pursuant to any settlement entered into by the Receiving Creditor), the related purchase from the other Creditors shall be rescinded ratably and the purchase price restored as to the portion of such Excess Subject Payment so recovered, but without interest; and provided further nothing herein contained shall obligate any Creditor to resort to any setoff, application of deposit balance or other means of payment under any Subject

Agreement or avail itself of any recourse by resort to any property of the Borrower or any Subsidiary Guarantor, the taking of any such action to remain within the absolute discretion of such Creditor (or otherwise governed by the applicable Subject Agreements) without obligation of any kind imposed under this Agreement to the other Creditors to take any such action.

SECTION 3. AGREEMENTS AMONG THE CREDITORS.

Section 3.1. Independent Actions by Creditors. Nothing contained in this Agreement shall prohibit any Creditor from accelerating the maturity of, or demanding payment from any Subsidiary Guarantor under any Subsidiary Guaranty of, any Subject Obligation owed to such Creditor or from instituting legal action against the Borrower or any Subsidiary Guarantor to obtain a judgment or other legal process in respect of such Subject Obligation or Subsidiary Guaranty, but any funds received from any Subsidiary Guarantor in connection with any recovery therefrom shall be subject to the terms of this Agreement.

Section 3.2 Relations among Creditors. This Agreement is entered into solely for the purposes set forth herein, and no Creditor assumes any responsibility to any other party hereto to advise such other party of information known to such other party regarding the financial condition of the Borrower or any Subsidiary Guarantor or of any other circumstances bearing upon the risk of nonpayment of the Subject Obligations. Each Creditor specifically acknowledges and agrees that nothing contained in this Agreement is or is intended to be for the benefit of the Borrower or any Subsidiary Guarantor and nothing contained herein shall limit or in any way modify any of the obligations of the Borrower or any Subsidiary Guarantor to the Creditors.

Section 3.3 Acknowledgment of Guaranties. The Revolving Creditors hereby expressly acknowledge the existence of the TROL Guaranty and the TROL Creditors hereby expressly acknowledge the existence of the Lender Guaranty.

Section 3.4. Additional Creditor. Additional Persons may become “Additional Creditors” hereunder, provided that each such Person shall sign an acknowledgment in the form of Exhibit A attached hereto, by which each such Person agrees to be bound by the terms of the Agreement and each such Person shall deliver to each of the then existing Creditors (a) a copy of such acknowledgment so executed and (b) a copy of the agreement or documents pursuant to which such Person has become a Creditor of the Borrower and a Subsidiary Guarantor. Accordingly, upon the execution of such acknowledgment, and the delivery of any such copy of such acknowledgment and the other agreements and documents described in clause (b) above, by any such Person to then existing Creditors, such Person shall thereinafter become a Creditor for all purposes of this Agreement. Notwithstanding the prior existence or the priority of any security interest held by any Creditor on the date hereof or arising hereunder, the rights and interest of the Creditors in Subject Payments shall be subject to this Agreement and shall be shared as set forth herein.

SECTION 4. MISCELLANEOUS.

Section 4.1. Entire Agreement. This Agreement represents the entire Agreement among the Creditors and, except as otherwise provided, this Agreement may not be altered, amended or modified except in a writing executed by all the parties to this Agreement.

Section 4.2. Notices. Notices hereunder shall be given as follows:

(a) If for any TROL Creditor, to the TROL Agent on behalf of such TROL Creditors, at the address as set forth in the TROL Documents or the Subject Agreements, or at such other address as may be designated by each in a written notice to the other parties hereto;

(b) If for any Revolving Creditor to the Administrative Agent on behalf of such Revolving Creditors, at the address as set forth in the Credit Agreement or the Subject Agreements, or at such other address as may be designated by each in a written notice to the other parties hereto; and

(c) If for any Senior Parity Debt Holder, at the address as set forth in the Senior Parity Debt Agreements or the Subject Agreements, or at such other address as may be designated by each in a written notice to the other parties hereto.

Section 4.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Creditors and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future Creditors who become holders of any Subject Obligations, and the term “Creditor” and “Additional Creditor” and “Senior Parity Debt Holder” shall include any such Person.

Section 4.4. Consents, Amendment, Waivers. All amendments, waivers or consents of any provision of this Agreement shall be effective only if the same shall be in writing and signed by Administrative Agent, the TROL Agent, the Lessor, and the Additional Creditors (or a trustee or agent for such Additional Creditors).

Section 4.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 4.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 4.7. Sale of Interest. No Creditor will sell, transfer or otherwise dispose of any interest in the Subject Obligations unless such purchaser or transferee shall agree, in writing, to be bound by the terms of this Agreement.

Section 4.8. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby.

Section 4.9. Term of Agreement. This Agreement shall terminate when all Subject Obligations are paid in full and such payments are not subject to any possibility of revocation or rescission, or (if earlier) when all of the TROL Creditors, all of the Additional Creditors and all of the Revolving Creditors mutually agree in a writing to terminate this Agreement.

Section 4.10. Joinder of Borrower and Subsidiaries. The Borrower and each Subsidiary Guarantor have joined in the execution of this Agreement solely for the purpose of consenting hereto. No future Subsidiary Guarantor shall be required to join in this Agreement nor shall the Borrower or any Subsidiary Guarantor be required to join in the execution of any amendment or waiver or consent relating hereto.

SECTION 5. ACKNOWLEDGMENT OF APPOINTMENT OF COLLATERAL AGENT BY TROL CREDITORS AND SENIOR PARITY DEBT HOLDERS.

(a) Each TROL Creditor and each Senior Parity Debt Holder hereby acknowledges the prior appointment of Bank of America, N.A. as Collateral Agent and the prior authorization of the Collateral Agent to take such action on its behalf and on behalf of any other TROL Creditor or Senior Parity Debt Holder under the provisions of this Agreement and the authority of the Collateral Agent to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Pledge Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, in any TROL Document or in any Senior Parity Debt Agreement, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Pledge Agreements, nor shall Collateral Agent have or be deemed to have any fiduciary relationship with any TROL Creditor, participant or Senior Parity Debt Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any TROL Document or any Senior Parity Debt Agreement or otherwise exist against Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each TROL Creditor and each Senior Parity Debt Holder hereby acknowledges and agrees that the Collateral Agent is acting as a collateral agent for the TROL Creditors, the Revolving Creditors and the Senior Parity Debt Holders as provided in the Pledge Agreements; and each TROL Creditor and each Senior Parity Debt Holder hereby acknowledges the prior authorization of the Collateral Agent to carry out all those obligations and the Collateral Agent shall be entitled to all the rights and benefits of the collateral agent described in the Pledge Agreements.

(b) The Collateral Agent is authorized on behalf of all the TROL Creditors and Senior Parity Debt Holders, without the necessity of any notice to or further consent from the TROL Creditors or Senior Parity Debt Holders, from time to time take any action with respect to any collateral granted pursuant to the Pledge Agreements (“Collateral”) or the Pledge Agreements which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Pledge Agreements.

(c) The TROL Creditors and Senior Parity Debt Holders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Commitments (as defined in the Participation Agreement), Lessor Commitment (as defined in the Participation Agreement), and any commitments of the Senior Parity Debt Holders to make loans to the Borrower under the Senior Parity Debt Agreements, and payment in full of all Loans, Lessor Fundings (as defined in the Participation Agreement) and Senior Parity Debt and all other obligations of the Borrower, any Subsidiary or any other Lessee/Borrower Party and payable under any TROL Document or Senior Parity Debt Agreement. Upon request by the Collateral Agent at any time, the TROL Creditors and Senior Parity Debt Holders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this section, provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this section.

(d) Collateral Agent may execute any of its duties under this Agreement or any Pledge Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

(e) No Collateral Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Pledge Agreement or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Creditor or participant for any recital, statement, representation or warranty made by the Borrower or any of its Subsidiaries or any officer of any of the foregoing, contained in this Agreement, any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent under or in connection with, this Agreement, any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement, or for any failure of the Borrower or any of its Subsidiaries or any other party to this Agreement, any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement to perform its obligations hereunder or thereunder. No Collateral Agent-Related Person shall be under any obligation to any Creditor or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement, or to inspect the properties, books or records of the Borrower or any Subsidiary or affiliate thereof.

(f) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by Collateral Agent. Collateral Agent shall be fully justified in failing or refusing to take any action under any Pledge Agreement unless it shall first receive such advice or concurrence of Majority Creditors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Creditors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any Pledge Agreement in accordance with a request or consent of Majority Creditors or all Creditors, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Creditors and participants. Where this Agreement expressly permits or prohibits an action unless Majority Creditors otherwise determine, and in all other instances, Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Creditors.

(g) Collateral Agent shall provide notices under this Section 5 as set forth in Section 4.2. With respect to any notices to or from, or other communication with, the TROL Creditors, or payments to be made to TROL Creditors in connection with this Agreement or any Pledge Agreement, or any other matter relating to the TROL Creditors under this Agreement or the Pledge Agreements, Collateral Agent shall deal only with the TROL Agent who will act on behalf of the TROL Creditors, to include providing all notices through and communicating with the TROL Agent on behalf of the TROL Creditors or making payments on behalf of the TROL Creditors to the TROL Agent. In no event shall Collateral Agent have any obligation to provide notices or payments directly to, or communicate directly with, any TROL Creditor other than the TROL Agent. Collateral Agent shall be entitled to rely on all communications, notices and instructions provided to Collateral Agent by the TROL Agent on behalf of the TROL Creditors.

(h) Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default or any default or event of default under any TROL Document or Senior Parity Debt Agreement unless Collateral Agent shall have received written notice from the TROL Agent or Borrower in the case of the TROL Documents or a Senior Parity Debt Holder or Borrower in the case of the Senior Parity Debt Agreements, referring to the applicable agreement, describing such Default, Event of Default, default or event of default and stating that such notice is a “notice of default”. Collateral Agent will notify the TROL Agent, Administrative Agent and Senior Parity Debt Holders of its receipt of any such notice.

(i) Each TROL Creditor, Senior Parity Debt Holder and participant acknowledges that no Collateral Agent-Related Person has made any representation or warranty to it, and that no act by Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Collateral Agent-Related Person to any Creditor or participant as to any matter, including whether Collateral Agent-Related Persons have disclosed material information in their possession. Each TROL Creditor and

Senior Parity Debt Holder, including any such Creditor by assignment, and each participant represents to Collateral Agent that it has, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into any TROL Document or Senior Parity Debt Agreement and to extend credit to the Borrower thereunder. Each TROL Creditor, Senior Parity Debt Holder and participant also represents that it will, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under any TROL Document or Senior Parity Debt Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and Affiliates. Except for notices, reports and other documents expressly required to be furnished to Creditors by Collateral Agent herein, Collateral Agent shall not have any duty or responsibility to provide any Creditor or participant with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates which may come into the possession of any Collateral Agent-Related Person.

(j) Whether or not the transactions contemplated hereby are consummated, Creditors shall indemnify each Collateral Agent-Related Person as follows:

(i) each TROL Financing Party shall upon demand indemnify each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or any of its Subsidiaries and without limiting the obligation of the Borrower or any of its Subsidiaries to do so), pro rata, and hold harmless each Collateral Agent-Related Person from and against any and all Indemnified Claims arising on or after July 31, 2003 (as defined in the Participation Agreement) incurred by it;

(ii) each Revolving Lender shall upon demand indemnify each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or any of its Subsidiaries and without limiting the obligation of the Borrower or any of its Subsidiaries to do so), pro rata, and hold harmless each Collateral Agent-Related Person from and against any and all Indemnified Liabilities (as defined in the Revolving Credit Agreement) incurred by it;

(iii) each Senior Parity Debt Holder shall upon demand indemnify each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or any of its Subsidiaries and without limiting the obligation of the Borrower or any of its Subsidiaries to do so), pro rata, and hold harmless each Collateral Agent-Related Person from and against any and all Senior Parity Debt Indemnified Liabilities incurred by it; and

(iv) each Creditor shall upon demand indemnify each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or any of its

Subsidiaries and without limiting the obligation of the Borrower or any of its Subsidiaries to do so), pro rata, and hold harmless each Collateral Agent-Related Person from and against any and all Intercreditor Indemnified Claims incurred by it;

provided, however, that no Lender shall be liable for the payment to any Collateral Agent-Related Person of any portion of such Intercreditor Indemnified Claims resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Majority Creditors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Creditor shall reimburse Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, or any Pledge Agreement, or any document contemplated by or referred to herein, to the extent that Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower or any of its Subsidiaries. The undertaking in this Section shall survive the payment of all obligations of any Person hereunder, or under any TROL Document, any Senior Parity Debt Agreement or any Pledge Agreement and the resignation or replacement of Collateral Agent.

(k) Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Bank of America were not Collateral Agent hereunder and without notice to or consent of any Creditors. The TROL Creditors, Senior Parity Debt Holders and participants acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or any of its Subsidiaries or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, such Subsidiary or such Affiliate) and acknowledge that Collateral Agent shall be under no obligation to provide such information to them.

(l) Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Creditors. If Collateral Agent resigns under this Agreement, the Majority Creditors shall appoint from among Creditors a successor collateral agent for Creditors which successor collateral agent must be consented to by Borrower at all times other than during the existence of an Event of Default or event of default under any TROL Document or Senior Parity Debt Agreement (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor collateral agent is appointed prior to the effective date of the resignation of Collateral Agent, Collateral Agent may appoint, after consulting with the Creditors and Borrower, a successor collateral agent from among the Creditors. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor collateral agent has accepted appointment as Collateral Agent (whether by failure to obtain Borrower consent or otherwise) by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and Creditors shall perform all of the duties of Collateral Agent hereunder until such time, if any, as the Creditors appoint a successor agent as provided for above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

TECH DATA CORPORATION

By:
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer

SIGNIFICANT SUBSIDIARIES:

TECH DATA PRODUCT MANAGEMENT, INC.
TECH DATA FINANCE PARTNER, INC.
TECH DATA LATIN AMERICA, INC.

By:
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer

SIGNATURES OF AGENTS:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SUNTRUST BANK, as TROL Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

SIGNATURES OF REVOLVING LENDERS:

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANK OF NOVA SCOTIA.

By:
Name:
Title:

BANK ONE, N.A.

By:
Name:
Title:

WACHOVIA BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title:

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

CITICORP USA, INC.

By:
Name:
Title:

NATEXIS BANQUE

By:
Name:
Title:

DEUTSCHE BANK, AG, NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

FLEET NATIONAL BANK

By:
Name:
Title:

KEY CORPORATE CAPITAL INC.

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

ABN AMRO BANK N.V.

By:
Name:
Title:

SIGNATURE OF LESSOR:

SUNTRUST EQUITY FUNDING, LLC

By:
Name:
Title:

SIGNATURES OF TROL LENDERS:

BNP PARIBAS

By:
Name:
Title:

CITICORP USA, INC.

By:
Name:
Title:

KEY CORPORATE CAPITAL, INC.

By:
Name:
Title:

REPUBLIC BANK

By:
Name:
Title:

SCOTIABANC INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit A

EXECUTION BY ADDITIONAL CREDITORS

The undersigned hereby acknowledge and agree to the Intercreditor Agreement dated as of May 8, 2000, among Bank of America, N.A. and certain other creditors of Tech Data Corporation (“Tech Data”) and certain of its subsidiaries, Tech Data and certain of its subsidiaries (as amended, modified, supplemented or restated from time to time, the “Agreement”); and each of the undersigned hereby executes and delivers the Agreement and agrees to become a party thereto with all the rights, benefits and obligations of a Creditor (as defined in the Agreement) all as of the date hereof ,            , 200  .

The undersigned Creditors have entered into the following facility with the Borrower [insert description of the debt facility of the Borrower] which is guaranteed by a Subsidiary Guarantor pursuant to [insert description of guaranty agreement] and the Indebtedness which is guaranteed and the Indebtedness created by the guaranty agreement is intended to be treated as Senior Parity Debt Obligations.

If any of the undersigned is identified as a trustee or agent on behalf of other Additional Creditors, such undersigned hereby represents and warrants that it has authority and power to enter into the Agreement as trustee or agent on behalf of such Additional Creditors

[ADDITIONAL CREDITORS]

By:
Its

AMENDMENT NO. 3 TO INTERCREDITOR AGREEMENT

THIS AMENDMENT NO. 3 TO INTERCREDITOR AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of March, 2005, by and among BANK OF AMERICA, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Revolving Lenders under the Revolving Credit Agreement (defined below), SUNTRUST BANK, as administrative agent (the “Synthetic Lease Agent”) under the Synthetic Lease Documents (defined below), SUNTRUST EQUITY FUNDING, LLC, as Lessor under the Synthetic Lease Documents (the “Lessor”), and BANK OF AMERICA, N.A., as Collateral Agent (the “Collateral Agent”).

WITNESSETH:

WHEREAS, Tech Data Corporation, a Florida corporation (the “Borrower”), the lenders parties thereto from time to time (the “Revolving Lenders”) and the Administrative Agent entered into that certain Credit Agreement dated as of May 8, 2000 (as amended by the Amended and Restated Credit Agreement dated as of May 2, 2003 and the Second Amended and Restated Credit Agreement, described below, and as further amended, revised, modified, supplemented or amended and restated from time to time, the “Revolving Credit Agreement”);

WHEREAS, the Borrower entered into that certain synthetic lease facility (the “Synthetic Lease Facility” (previously referred to as “TROL Facility”) pursuant to (i) an Amended and Restated Participation Agreement dated as of May 8, 2002 among the Borrower, the owner trustee party thereto (the “Owner Trustee”), the lenders and holders parties thereto, and Bank of America, N.A., as administrative agent (as amended by the Second Amended and Restated Participation Agreement dated as of July 31, 2003, among the Borrower, the Lessor, the lenders parties thereto from time to time and the Synthetic Lease Agent, and as further amended, revised, modified, supplemented or amended and restated from time to time, the “Participation Agreement”) and (ii) the other Operative Agreements (as defined in the Participation Agreement) (the “Operative Agreements” and collectively with the Participation Agreement, the “Synthetic Lease Documents”);

WHEREAS, the Administrative Agent, Bank of America, N.A., as administrative agent under the Synthetic Lease Documents, the Collateral Agent, certain Revolving Lenders, certain lenders under the Synthetic Lease Documents, the Borrower and certain Subsidiaries of the Borrower entered into an Intercreditor Agreement dated as of May 8, 2000, as amended by Amendment No. 1 to Intercreditor Agreement dated as of May 2, 2003 among the Administrative Agent, Bank of America, N.A., as administrative agent under the Synthetic Lease Documents, the owner trustee under the Synthetic Lease Documents, and the Collateral Agent, and by Amendment No. 2 to Intercreditor Agreement dated as of July 31, 2003 among the Administrative Agent, the Synthetic Lease Agent, the Owner Trustee, the Lessor, the Collateral Agent, and certain lenders under the Synthetic Lease Documents (the “Existing Intercreditor Agreement”; such agreement as amended hereby and as further amended, revised, modified, supplemented or amended and restated from time to time, being referred to as the “Intercreditor Agreement”); and

WHEREAS, all capitalized terms used herein without definition shall have the respective meanings provided therefor in the Intercreditor Agreement; and

WHEREAS, on the date hereof, the Borrower, the Administrative Agent and the Revolving Lenders are entering into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), amending the terms of the Revolving Credit Agreement;

NOW, THEREFORE, in consideration of the premises, it is hereby agreed as follows:

1. Amendments to Intercreditor Agreement. Recital A of the Intercreditor Agreement is hereby amended to read as follows:

“A. Under and pursuant to those certain Guaranty Agreements dated as of May 8, 2000, or January 14, 2003, respectively, executed by the respective Subsidiary Guarantors parties thereto (such Guaranty Agreements, as amended by that certain Amended and Restated Guaranty Agreement dated as of May 2, 2003 and that certain Second Amended and Restated Guaranty Agreement dated as of March 7, 2005, and as further amended, revised, modified, supplemented or amended and restated from time to time, being referred to collectively as the ‘Initial Lender Guaranties’), such Subsidiary Guarantors have guaranteed the obligations (the ‘Loan Obligations’) of the Borrower under that certain Credit Agreement dated as of May 8, 2000 (as amended by that certain Amended and Restated Credit Agreement dated as of May 2, 2003 and that certain Second Amended and Restated Credit Agreement dated as of March 7, 2005, and as further amended, revised, modified, supplemented or amended and restated from time to time, the ‘Revolving Credit Agreement’), among the Borrower, the various financial institutions parties thereto as lenders from time to time (each, a ‘Revolving Lender’, and collectively, the ‘Revolving Lenders’) and Bank of America, N.A., as administrative agent (the ‘Administrative Agent’ and together with the Revolving Lenders, the ‘Revolving Creditors’).”

2. Guarantors. Each of the Borrower and the Guarantors has joined into the execution of this Agreement for the purpose of consenting to the amendments contained herein.

3. Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

4. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SUNTRUST BANK, as Synthetic Lease Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

SUNTRUST EQUITY FUNDING, LLC, as Lessor

By:
Name:
Title:

Form of Intercreditor Agreement

CONSENTED TO:

TECH DATA CORPORATION

By:
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer

TECH DATA PRODUCT MANAGEMENT, INC.
TECH DATA FINANCE PARTNER, INC.
TECH DATA LATIN AMERICA, INC.

By:
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer

Form of Intercreditor Agreement

SECOND AMENDED AND RESTATED GUARANTY AGREEMENT

THIS SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of March 7, 2005, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders now or hereafter party to the Credit Agreement defined below (the “Lenders,” and collectively with the Administrative Agent, and certain other Persons parties to Related Swap Contracts as more particularly described in Section 19 hereof, the “Secured Parties”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Secured Parties have entered into a Credit Agreement dated as of May 8, 2000, as amended by an Amended and Restated Credit Agreement dated as of May 2, 2003, and as otherwise amended prior to the date hereof (the “Existing Credit Agreement”), pursuant to which the Lenders have made available to Tech Data Corporation (the “Borrower”) a multicurrency revolving credit facility including a letter of credit subfacility and swing line subfacility;

WHEREAS, the Borrower has requested and the Secured Parties have agreed to further amend and restate the Existing Credit Agreement pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of the date hereof, among the Borrower, the Administrative Agent and the Lenders (as from time to time amended, modified, supplemented or restated, the “Credit Agreement”);

WHEREAS, each Guarantor is, directly or indirectly, a Subsidiary of the Borrower and will materially benefit from the Loans and other Credit Extensions made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement;

WHEREAS, each Guarantor entered into a Guaranty Agreement, each as amended by an Amended and Restated Guaranty Agreement (each an “Existing Guaranty Agreement”, and collectively the “Existing Guaranty Agreements”) in connection with the Existing Credit Agreement;

WHEREAS, each of the undersigned Guarantors is required to enter into this Guaranty Agreement, which amends and restates the Existing Guaranty Agreements, pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the amendment and restatement of the Credit Agreement by the Secured Parties was the obligation of the Borrower to cause each Guarantor to enter into this Guaranty Agreement, and the Secured Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement;

NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby amend and restate the Existing Guaranty Agreements and agree as follows:

1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Borrower’s Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Borrower’s Liabilities” means: (a) the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and Attorney Costs); (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement and all other Loan Documents; and (c) the Borrower’s prompt payment in full, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising under Related Swap Contracts (as defined below). The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. For purposes of this Guaranty Agreement, “Related Swap Contracts” means all Swap Contracts between the Borrower and a Lender or Affiliate of a Lender with respect to Indebtedness evidenced by the Notes and which are not prohibited by the express terms of the Loan Documents. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Borrower’s Liabilities.

The Borrower’s Liabilities and the Guarantors’ Obligations of certain Guarantors are secured by the Pledge Agreement referred to in the Credit Agreement.

2. Payment. If the Borrower shall default in payment or performance of any of the Borrower’s Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Borrower’s Liabilities then due and owing.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives,

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to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and the Pledge Agreement to which it is a party by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Borrower’s Liabilities, or any other guaranty of any of the Borrower’s Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Borrower’s Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrower’s Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of the Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower or any Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrower’s Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Facility Guaranty now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrower’s Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

3

(i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Borrower’s Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in the applicable currency of the respective Borrower’s Liabilities (pursuant to the applicable Loan Agreement or Related Swap Contract) and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower’s Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower’s Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Borrower’s Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Borrower, to the payment in full of the Borrower’s Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or the Related Swap Contracts. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Borrower’s Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s place of business set forth in the Credit Agreement or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative

4

Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Borrower’s Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower’s Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Secured Parties then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by

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the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Borrower’s Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Borrower’s Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Borrower’s Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect

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thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made; (b) all Commitments shall have terminated or expired; (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Swap Contracts shall have been fully, finally and irrevocably paid and satisfied in full and the Related Swap Contracts shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto; and (d)the Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to the Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organizational Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Borrower’s Liabilities is rescinded or must be restored for any

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reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney—in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Borrower and the Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Borrower’s books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Sections 1.03 and 1.08 of the Credit Agreement shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and

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warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article X thereof (concerning the Administrative Agent) and Section 11.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Swap Contracts. All obligations of the Borrower under Related Swap Contracts to which any Lender or its Affiliates are a party shall be deemed to be Borrower’s Liabilities, and each Lender or Affiliate of a Lender party to any such Swap Contract shall be deemed to be a Secured Party hereunder with respect to such Borrower’s Liabilities; provided, however, that such obligations shall cease to be Borrower’s Liabilities at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section shall have, prior to the Facility Termination Date, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Guarantors’ Obligations (including the release or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the

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appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each Agent-Related Person shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

20. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 11.02(b) of the Credit Agreement shall be applicable to this Guaranty Agreement.

22. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement, each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ Obligations relating to Borrower’s Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

23. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other Credit Extensions pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Borrower’s Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Schedule 11.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 11.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25. Joinder. Each Person who shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

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26. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY

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ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE SECURED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

TECH DATA PRODUCT MANAGEMENT, INC.
TECH DATA FINANCE PARTNER, INC.
TECH DATA LATIN AMERICA, INC.

WITNESS:

	By:	/s/ Charles V. Dannewitz
	Name:	Charles V. Dannewitz
	Title:	Senior Vice President of Tax and Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent for the Lenders

	By:	/s/ Robert J. Rittelmeyer
	Name:	Robert J. Rittelmeyer
	Title:	Vice President

Signature Page

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of                     , 20     is made by and between                                                  , a                          (the “Joining Guarantor”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement (as amended, supplemented or restated from time to time, the “Credit Agreement”), dated as of March 7, 2005, by and among Tech Data Corporation (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Joining Guarantor is a Subsidiary and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Guaranty; and

WHEREAS, the Joining Guarantor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guaranty and including any Lender or Affiliate of any Lender party to a Related Swap Contract):

1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Secured Parties of the payment and performance in full of the Borrower’s Liabilities (as defined in the Guaranty) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty.

2. Affirmations. The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.

3. Severability. The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Signature Page

4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Section 11.02(b) of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

5. Delivery. Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Borrower’s Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents and the Related Swap Contracts made and maintained, in reliance on this Guaranty Joinder Agreement and the Guarantor’s joinder as a party to the Guaranty as herein provided.

6. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 26 of the Guaranty are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

Signature Page

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page

AMENDMENT NO. 3 TO INTERCREDITOR AGREEMENT

THIS AMENDMENT NO. 3 TO INTERCREDITOR AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of March, 2005, by and among BANK OF AMERICA, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Revolving Lenders, SUNTRUST BANK, as administrative agent (the “TROL Agent”) under the TROL Documents, SUNTRUST EQUITY FUNDING, LLC, as Lessor (the “Lessor”), BANK OF AMERICA, N.A., as Collateral Agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Administrative Agent, Bank of America, N.A., as administrative agent under the TROL Documents, the Collateral Agent, certain Revolving Lenders, the TROL Lenders, the Borrower and certain Subsidiaries of the Borrower entered into an Intercreditor Agreement dated as of May 8, 2000, as amended by Amendment No. 1 to Intercreditor Agreement dated as of May 2, 2003 among Administrative Agent, Bank of America, N.A., as administrative agent under the TROL Documents, Wells Fargo Bank Northwest, National Association, f/k/a First Security Bank, N.A., as Owner Trustee, and Collateral Agent, and Amendment No. 2 to Intercreditor Agreement dated as of May 8, 2003 among Administrative Agent, SunTrust Bank, as administrative agent under the TROL Documents, Wells Fargo Bank Northwest, National Association, f/k/a First Security Bank, N.A., as Owner Trustee, Lessor, Collateral Agent, and each of the TROL Financing Parties (the “Existing Intercreditor Agreement”; such agreement as amended hereby and as further amended, revised, modified, supplemented or amended and restated from time to time, being referred to as the “Intercreditor Agreement”); and

WHEREAS, all capitalized terms used herein without definition shall have the respective meanings provided therefor in the Intercreditor Agreement; and

WHEREAS, on the date hereof, the Borrower, the Administrative Agent and the Revolving Lenders are entering into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), amending the terms of the Revolving Credit Agreement; and

NOW, THEREFORE, in consideration of the premises herein set forth, it is hereby agreed as follows:

1. Amendments to Intercreditor Agreement. Recital A of the Intercreditor Agreement is hereby amended to read as follows:

“A. Under and pursuant to those certain Guaranty Agreements dated as of May 8, 2000, or January 14, 2003, respectively, executed by the respective Subsidiary Guarantors parties thereto (such Guaranty Agreements, as amended by that certain Amended and Restated Guaranty Agreement dated as of May 2, 2003 and that certain Second Amended and Restated Guaranty Agreement dated as of March 7, 2005, and as further amended, revised, modified, supplemented or amended and restated from time to time, being referred to collectively as the “Initial Lender Guaranties”), such Subsidiary Guarantors have guaranteed the obligations (the “Loan Obligations”) of the Borrower under that certain Credit Agreement dated as of May 8, 2000 (as amended by that certain Amended and Restated Credit Agreement dated as of May 2, 2003 and that certain Second Amended and Restated Credit Agreement dated as of March 7, 2005, and as further amended, revised, modified, supplemented or amended and restated from time to time, the “Revolving Credit Agreement”), among the Borrower, the various financial institutions parties thereto as lenders from time to time (each, a “Revolving Lender”, and collectively, the “Revolving Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent” and together with the Revolving Lenders, the “Revolving Creditors”).”

2. Guarantors. Each of the Borrower and the Guarantors has joined into the execution of this Agreement for the purpose of consenting to the amendments contained herein.

3. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except as provided in the Credit Agreement.

4. Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

5. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

[Signature pages follow.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Robert J. Rittelmeyer
Name:	Robert J. Rittelmeyer
Title:	Vice President

SUNTRUST BANK, as TROL Agent

By:	/s/ E. Donald Besch, Jr.
Name:	E. Donald Besch
Title:	Managing Director

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Robert J. Rittelmeyer
Name:	Robert J. Rittelmeyer
Title:	Vice President

SUNTRUST EQUITY FUNDING, LLC, as Lessor

By:	/s/ Todd Shotley
Name:	Todd Shotley
Title:	Managing Director

CONSENTED TO:

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer

TECH DATA PRODUCT MANAGEMENT, INC.
TECH DATA FINANCE PARTNER, INC.
TECH DATA LATIN AMERICA, INC.

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President and Treasurer